Item 6. Selected Financial Data

The following selected financial data should be read in connection with Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes that are included in this annual report on Form 10-K.

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in Thousands, Except per Share Data)
Operating Data
Revenues	$940,433	$688,826	$536,491	$575,404	$524,896
Operating profit	$11,266	$31,534	$22,716	$21,404	$23,785
Income (loss) from continuing operations	$(73,533)	$(177)	$(9,521)	$19,629	$3,054
Stock-based compensation included in income (loss) from continuing operations	$23,657	$16,507	$15,444	$14,437	$10,217
Earnings (Loss) per Share
Basic
Continuing operations attributable to MDC Partners Inc.	$(2.81)	$(0.38)	$(0.55)	$0.42	$(0.70)
Diluted
Continuing operations attributable to MDC Partners Inc. common shareholders	$(2.81)	$(0.38)	$(0.55)	$0.41	$(0.70)
Cash dividends declared per share	$0.70	$0.34	$—	$—	$—
Financial Position Data
Total assets	$1,055,745	$914,348	$604,519	$529,239	$520,698
Total debt	$385,174	$286,216	$217,946	$181,498	$164,754
Redeemable noncontrolling interests	$107,432	$77,560	$33,728	$21,751	$24,187
Deferred acquisition consideration	$137,223	$107,991	$30,645	$5,538	$2,511
Fixed charge coverage ratio	N/A	N/A	N/A	2.08	1.26
Fixed charge deficiency	$27,427	$571	$780	N/A	N/A

Several significant factors that should be considered when comparing the annual results shown above are as follows:

During the second and third quarters of 2012, the Company discontinued two of its operating subsidiaries, Hudson and Sunset Media, LLC and the Bull-Whitehouse, LLC. In addition, the Company has discontinued a division of Redscout, LLC called Redscout Ventures.

Year Ended December 31, 2011

During 2011, the Company completed a number of acquisitions. Please see Note 4 of the notes to the consolidated financial statements included herein for a summary of these acquisitions

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

Effective December, 31, 2011, the Performance Marketing Group, a division of Accent Marketing Services, LLC, has been deemed a discontinued operation. All periods have been restated to reflect this discontinued operation. See Note 10 of the Notes to the Consolidated Financial Statements included herein.

Year Ended December 31, 2010

During 2010, the Company completed a significant number of acquisitions. Please see Note 4 of the notes to the consolidated financial statements included herein for a summary of these acquisitions.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors issued and sold $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67.2 million, which included an original issue premium of $2.6 million, and underwriter fees of $0.4 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving Credit Agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

Effective September 30, 2010, the Company ceased Zig (USA) LLC operations. All periods have been restated to reflect these discontinued operations. See Note 10 of the notes to the consolidated financial statements included herein.

Year Ended December 31, 2009

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225 million aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. In addition, the Company entered into a Credit Agreement described elsewhere herein. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement, and redeemed its outstanding 8% C$45 million convertible debentures. As a result, the Company incurred $4.5 million of early termination fees and wrote off of the remaining deferred financing costs relating to its prior Financing Agreement and convertible debentures.

Year Ended December 31, 2008

During the year ended December 31, 2008, MDC recognized $13.3 million of primarily non-cash, unrealized, foreign exchange gains due primarily to the strengthening of the US dollar as compared to the Canadian dollar on its intercompany balances that are denominated in the US dollar.

Effective December 31, 2008, three of the Company’s operating subsidiaries, Clifford/Bratskeir Public Relations LLC, Ito Partners, LLC and Mobium Creative Group (a division of Colle + McVoy) have been deemed discontinued operations. All periods have been restated to reflect these discontinued operations. See Note 10 of the notes to the consolidated financial statements included herein.

Year Ended December 31, 2007

In March 2007, due to continued operating and client losses, the Company ceased Margeotes Fertitta Powell, LLC (“MFP”) current operations and spun off a new operating business and as a result incurred a goodwill impairment charge of $4.5 million in 2007. The Company also recorded an impairment charge relating to MFP of $6.3 million in 2006. After reviewing the 2008 projections of the new operating business the Company decided to cease the operations of the new operating business as well. As a result, the Company has classified these operations as discontinued. In addition, an additional intangible relating to an employment contract of $0.6 million was deemed impaired and written off.

In December 2007, due to continued operating losses and the lack of new business wins the Company ceased Banjo Strategic Entertainment, LLC operations. All periods have been restated to reflect these discontinued operations. See Note 10 of the notes to the consolidated financial statements included herein.

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Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless otherwise indicated, references to the “Company” mean MDC Partners Inc. and its subsidiaries, and references to a fiscal year means the Company’s year commencing on January 1 of that year and ending December 31 of that year (e.g., fiscal 2011 means the period beginning January 1, 2011, and ending December 31, 2011).

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”) of the United States of America (“US GAAP”). However, the Company has included certain non-US GAAP financial measures and ratios, which it believes provide useful information to both management and readers of this report in measuring the financial performance and financial condition of the Company. One such term is “organic revenue”, which means growth in revenues from sources other than acquisitions or foreign exchange impacts. These measures do not have a standardized meaning prescribed by US GAAP and, therefore, may not be comparable to similarly titled measures presented by other publicly traded companies, nor should they be construed as an alternative to other titled measures determined in accordance with US GAAP.

Executive Summary

The Company’s objective is to create shareholder value by building market-leading subsidiaries and affiliates that deliver innovative, value-added marketing communications and strategic consulting to their clients. Management believes that shareholder value is maximized with an operating philosophy of “Perpetual Partnership” with proven committed industry leaders in marketing communications.

MDC manages the business by monitoring several financial and non-financial performance indicators. The key indicators that we review focus on the areas of revenues and operating expenses and capital expenditures. Revenue growth is analyzed by reviewing the components and mix of the growth, including: growth by major geographic location; existing growth by major reportable segment (organic); growth from currency changes; and growth from acquisitions.

MDC conducts its businesses through the Marketing Communications Group. Within the Marketing Communications Group, there are two reportable operating segments: Strategic Marketing Services and Performance Marketing Services. In addition, MDC has a “Corporate Group” which provides certain accounting, administrative, financial, human resource and legal functions.

Marketing Communications Businesses

Through its operating “partners”, MDC provides advertising, consulting, customer relationship management, and specialized communication services to clients throughout the United States, Canada, Europe, and the Caribbean.

The operating companies earn revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses. Additional information about revenue recognition appears in Note 2 of the notes to the consolidated financial statements.

MDC measures operating expenses in two distinct cost categories: cost of services sold, and office and general expenses. Cost of services sold is primarily comprised of employee compensation related costs and direct costs related primarily to providing services. Office and general expenses are primarily comprised of rent and occupancy costs and administrative service costs including related employee compensation costs. Also included in operating expenses is depreciation and amortization.

Because we are a service business, we monitor these costs on a percentage of revenue basis. Cost of services sold tend to fluctuate in conjunction with changes in revenues, whereas office and general expenses and depreciation and amortization, which are not directly related to servicing clients, tend to decrease as a percentage of revenue as revenues increase because a significant portion of these expenses are relatively fixed in nature.

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We measure capital expenditures as either maintenance or investment related. Maintenance capital expenditures are primarily composed of general upkeep of our office facilities and equipment that are required to continue to operate our businesses. Investment capital expenditures include expansion costs, the build out of new capabilities, technology or call centers, or other growth initiatives not related to the day to day upkeep of the existing operations. Growth capital expenditures are measured and approved based on the expected return of the invested capital.

Certain Factors Affecting Our Business

Overall Factors Affecting our Business and Results of Operations. The most significant factors include national, regional and local economic conditions, our clients’ profitability, mergers and acquisitions of our clients, changes in top management of our clients and our ability to retain and attract key employees. New business wins and client loses occur for a variety of factors. The two most significant factors are; clients’ desire to change marketing communication firms, and the creative product our firms are offering. A client may choose to change marketing communication firms for any number of reasons, such as a change in top management and the new management wants to go retain an agency that it may have previously worked with. In addition, if the client is merged or acquired by another company, the marketing communication firm is often changed. Further, global clients are trending to consolidate the use of numerous marketing communication firms to just one or two. Another factor in a client changing firms is the agency’s campaign or work product is not providing results and they feel a change is in order to generate additional revenues.

Clients will generally reduce or increase their spending or outsourcing needs based on their current business trends and profitability. These types of changes impact the Performance Marketing Services Group more than the Strategic Marketing Services Group due to the Performance Marketing Services Group having clients who require project-based work as opposed to the Strategic Marketing Services Group who primarily have retainer-based relationships.

Acquisitions and Dispositions. Our strategy includes acquiring ownership stakes in well-managed businesses with strong reputations in the industry. We engaged in a number of acquisition and disposal transactions during the 2009 to 2011 period, which affected revenues, expenses, operating income and net income. Additional information regarding material acquisitions is provided in Note 4 “Acquisitions” and information on dispositions is provided in Note 10 “Discontinued Operations” in the notes to the consolidated financial statements.

Foreign Exchange Fluctuations. Our financial results and competitive position are affected by fluctuations in the exchange rate between the US dollar and non-US dollars, primarily the Canadian dollar. See also “Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange.”

Seasonality. Historically, with some exceptions, we generate the highest quarterly revenues during the fourth quarter in each year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur.

Fourth Quarter Results. Revenues for the fourth quarter of 2011 increased to $254.1 million, compared to the 2010 fourth quarter revenues of $211.0 million. The increase consisted of organic growth of $13.9 million, acquisition revenue of $29.5 million and a $0.3 million decrease due to foreign currency fluctuations. The Strategic Marketing Services segment had revenue growth of $35.2 million, of which $10.1 million was organic and $25.1 million was acquisition related. The Performance Marketing Services segment had increased revenue of $8.0 million in 2011 of which $3.7 million was organic and $4.4 million was acquisition related. Operating results for the fourth quarter of 2011 resulted in a loss of $4.1 million compared to income of $22.1 million in 2010. The decrease in operating profits was primarily related to an increase in acquisition related costs and estimated deferred acquisition consideration adjustments of $15.3 million, and the Company’s strategic investments in talent, new office locations, and other growth investments. Income (loss) from continuing operations for the fourth quarter of 2011 was a loss of $55.0 million compared to income of $18.4 million in 2010. Interest expense was higher in 2011 by $1.7 million, income tax expense was also higher by $42.2 million and equity in earnings of affiliates was income in 2010 of $2.5 million compared to nil in 2011. Interest expense increased due to the additional outstanding debt in 2011, relating to the 11% Notes issued in April 2011. Income tax expense was higher primarily due to additional valuation allowance reserves and non-deductible stock-based compensation in 2011. The 2010 income in equity affiliates relates to distributions in excess of the Company’s carrying value of one of its equity method investments.

4

Summary of Key Transactions

Year Ended December 31, 2011

The Company completed several key acquisitions in 2011. These acquisitions included the acquisition of a 70% interest in Concentric Partners, LLC (“Concentric”), a 65% interest in Laird + Partners, New York LLC (“Laird”), a 100% interest in RJ Palmer Partners LLC (“RJ Palmer”), a 75% interest in Trade X Partners LLC (“Trade X”) and a 60% interest in Anomaly Partners, LLC (“Anomaly”).

The total aggregate purchase price for these 2011 transactions was $76.8 million, which included closing cash payments equal to $40 million plus additional estimated contingent purchase payments in future years of approximately $36.8 million. See Note 4 of the notes to the consolidated financial statements included herein for additional information on these and other acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement described elsewhere herein, and for general corporate purposes.

Year Ended December 31, 2010

The Company completed several key acquisitions in 2010. These acquisitions included the acquisition of 60% of the equity interests in The Arsenal LLC (“Team”); 75% of the equity interests in Integrated Media Solutions, LLC; 51% of the equity interests in Allison & Partners LLC; 70% of the equity interests in Sloane & Company LLC; 60% of the equity interests of Relevent Partners LLC; 80% of the total outstanding equity interests in each of Kenna Communications LP and Capital C Partners LP; and 51% of the equity interests in 72andSunny Partners LLC.

The total aggregate purchase price for these 2010 transactions was $182.1 million, which included closing cash payments equal to $92.4 million and additional estimated contingent purchase payments in future years of approximately $89.7 million. See Note 4 of the notes to the consolidated financial statements included herein for additional information on these and other acquisitions.

On May 14, 2010, the Company and its wholly-owned subsidiaries (as guarantors) issued and sold an additional $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving WF Credit Agreement, and for acquisitions and other general corporate purposes.

Year Ended December 31, 2009

New Financing

On October 23, 2009, the Company completed a $300 million refinancing of its existing debt arrangements. The Company issued $225 million of 11% notes and obtained a new $75 million revolving WF Credit Agreement. The proceeds were used to pay off the existing Fortress Facility, consisting of the $130 million term loan, and the C$45 million convertible debentures. The proceeds were also used for the early payment of $46.0 million of deferred acquisition consideration relating to kirshenbaum bond senecal & partners LLC (“KBSP”) and Crispin Porter & Bogusky LLC (“CPB”). In connection with the repayment of its prior indebtedness, the Company incurred termination fees and expenses of $2.0 million and wrote off deferred financing costs of $2.5 million.

5

Effective October 5, 2009, MDC acquired the remaining 6% equity interest in CPB from the minority holder. In accordance with the terms of the underlying limited liability company agreement, the estimated contingent purchase price of $8.5 million will be paid in future periods beginning in April 2011. Following the closing of this transaction, MDC’s ownership in CPB is 100%.

Results of Operations for the Years Ended December 31, 2011, 2010 and 2009:

	For the Year Ended December 31, 2011
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$608,022	$332,411	$—	$940,433
Cost of services sold	425,316	245,048	—	670,364
Office and general expenses	137,824	45,323	35,432	218,579
Depreciation and amortization	22,378	17,020	826	40,224
Operating Profit (Loss)	22,504	25,020	(36,258)	11,266

Other Income (Expense):
Other income, net				116
Foreign exchange loss				(1,677)
Interest expense, net				(41,716)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(32,011)
Income tax expense				41,735
Loss from continuing operations before equity in affiliates and noncontrolling interests				(73,746)
Equity in earnings of affiliates				213
Loss from continuing operations				(73,533)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(2,754)
Net loss				(76,287)
Net income attributable to noncontrolling interests	(6,414)	(1,973)	—	(8,387)
Net loss attributable to MDC Partners Inc.				$(84,674)
Stock-based compensation	$5,149	$3,695	$14,813	$23,657
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	For the Year Ended December 31, 2010
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$438,941	$249,885	$—	$688,826
Cost of services sold	288,916	183,202	—	472,118
Office and general expenses	90,495	38,230	22,291	151,016
Depreciation and amortization	17,917	15,873	368	34,158
Operating Profit (Loss)	41,613	12,580	(22,659)	31,534

Other Income (Expense):
Other income, net				381
Foreign exchange gain				69
Interest expense, net				(33,192)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(1,208)
Income tax recovery				(165)
Loss from continuing operations before equity in affiliates and noncontrolling interests				(1,043)
Equity in earnings of affiliates				866
Loss from continuing operations				(177)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(4,885)
Net loss				(5,062)
Net income attributable to noncontrolling interests	(7,211)	(3,167)	—	(10,378)
Net loss attributable to MDC Partners Inc.				$(15,440)
Stock-based compensation	$7,282	$1,992	$7,233	$16,507

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	For the Year Ended December 31, 2009
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$370,615	$165,876	$—	$536,491
Cost of services sold	220,657	127,586	—	348,243
Office and general expenses	87,633	25,584	18,091	131,308
Depreciation and amortization	25,518	8,278	428	34,224
Operating Profit (Loss)	36,807	4,428	(18,519)	22,716

Other Income (Expense):
Other expense, net				(91)
Foreign exchange loss				(1,956)
Interest expense, net				(21,646)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(977)
Income tax expense				8,536
Loss from continuing operations before equity in affiliates and noncontrolling interests				(9,513)
Equity in loss of affiliates				(8)
Loss from continuing operations				(9,521)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(3,237)
Net loss				(12,758)
Net income attributable to noncontrolling interests	(4,851)	(715)	—	(5,566)
Net loss attributable to MDC Partners Inc.				$(18,324)
Stock-based compensation	$8,742	$868	$5,834	$15,444

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue was $940.4 million for the year ended 2011, representing an increase of $251.6 million, or 36.5%, compared to revenue of $688.8 million for the year ended 2010. This increase relates primarily to acquisition growth of $132.1 million and an increase in organic revenue of $114.7 million. In addition, a weakening of the US Dollar, primarily versus the Canadian dollar during the year ended December 31, 2011, resulted in an increase of $4.8 million.

Operating profit for the year ended 2011 was $11.3 million, compared to $31.5 million in 2010. Operating profit decreased by $19.1 million in the Strategic Marketing Services, and was offset by an increase of $12.4 million within the Performance Marketing Services segment. Corporate operating expenses increased by $13.6 million in 2011.

Loss from continuing operations was a loss of $73.5 million in 2011, compared to a loss of $0.2 million in 2010. This increase in loss of $73.3 million was primarily attributable to the decrease in operating profit of $20.3 million, an increase in tax expense of $41.9 million and an increase in net interest expense equal to $8.5 million. This increase in net interest expense was primarily due to the Company’s outstanding 11% notes. These amounts were impacted by an increase in foreign exchange losses from a gain of $0.1 million in 2010 to a loss of $1.7 million in 2011, and a decrease in other income, net of $0.3 million and a decrease in equity in earnings of non-consolidated affiliates of $0.7 million.

8

Marketing Communications Group

Revenues attributable to the Marketing Communications Group, which consists of two reportable segments — Strategic Marketing Services and Performance Marketing Services, were $940.4 million in the aggregate in 2011, compared to $688.8 million in 2010, representing a year-over-year increase of 36.5%.

The components of the revenue for 2011 are shown in the following table:

	Revenue
	$000’s	%
Year ended December 31, 2010	$688,826
Acquisition	132,102	19.2%
Organic	114,743	16.6%
Foreign exchange impact	4,762	0.7%
Year ended December 31, 2011	$940,433	36.5%

The geographic mix in revenues was relatively consistent between 2011 and 2010 and is demonstrated in the following table:

	2011	2010
US	80%	83%
Canada	16%	14%
Europe and other	4%	3%

The operating profit of the Marketing Communications Group decreased by approximately 12.3% to $47.5 million in 2011, from $54.2 million in 2010. The decrease in operating profit of $6.7 million was primarily due to an increase in acquisition related costs and estimated deferred acquisition consideration adjustments of $12.4 million, and increased depreciation and amortization of $5.6 million, due to acquisitions. These amounts were offset by $10.9 million of increased operating profits related to the increase in revenue and a $0.4 million decrease in non-cash stock based compensation, despite the Company’s strategic investments in talent, new office locations, and other growth investments. Operating margins decreased to 5.1% for 2011 compared to 7.9% for 2010. This decrease in operating margin was primarily related to an increase in reimbursed client related direct costs (excluding staff costs) as a percentage of revenues from 18.4% of revenue in 2010 to 22.7% of revenue in 2011. This increase in reimbursed client related direct costs is due to the requirement that certain costs be included in both revenue and direct costs due to the Company acting as principle versus agent for certain client contracts. In addition, margins were negatively impacted by an increase in office and general expenses as a percentage of revenue from 18.7% in 2010 to 19.5% in 2011 primarily due to acquisition related costs and estimated deferred acquisition consideration adjustments as a percentage of revenue of 1.5% in 2011 compared to 0.3% in 2010. Offsetting these increases was a reduction in total staff costs as a percentage of revenues from 57.2% in 2010, to 55.2% in 2011. In addition, depreciation and amortization expenses decreased as a percentage of revenue from 4.9% in 2010, to 4.2% in 2011, due to the increase in revenue in 2011.

Marketing Communications Businesses

Strategic Marketing Services

Revenues attributable to Strategic Marketing Services in 2011 were $608.0 million, compared to $438.9 million in 2010. The year-over-year increase of $169.1 million, or 38.5%, was attributable primarily to organic growth of $81.4 million or 18.6%; acquisition growth of $84.7 million or 19.3%; and a foreign exchange translation of $2.9 million due to the weakening of the US dollar compared to the Canadian dollar. This organic revenue growth was driven by net new business wins.

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The operating profit of Strategic Marketing Services decreased by $19.1 million to $22.5 million in 2011 from $41.6 million in 2010. Operating margins decreased to 3.7% in 2011 from 9.5% in 2010. The decrease in operating profit was primarily due to an increase in acquisition related costs and estimated deferred acquisition consideration adjustments of $21.7 million, increased depreciation and amortization of $4.5 million, due to acquisitions, offset by $5.0 million of increased operating profits related to increased revenue, and a decrease in non-cash stock based compensation of $2.1 million. The decrease in operating margin was primarily related to an increase in direct costs (excluding staff costs) as a percentage of revenues from 13.9% of revenue in 2010, to 20.1% of revenue in 2011. In addition, margins were negatively impacted by an increase in office and general expenses as a percentage of revenue from 20.6% in 2010 to 22.7% in 2011 due to the increased acquisition related costs and estimated deferred acquisition consideration adjustments of 4.0% in 2011 compared to 0.6% in 2010 offset in part from the increase in revenue. Offsetting these increases, total staff costs as a percentage of revenue decreased from 58.6% in 2010 to 56.2% in 2011, despite the Company’s investment in talent. Depreciation and amortization decreased as a percentage of revenue from 4.1% during 2010 to 3.7% during 2011, due to the increase in revenues.

Performance Marketing Services

Performance Marketing Services generated revenues of $332.4 million for 2011, an increase of $82.5 million, or 33%, compared to revenues of $249.9 million in 2010. The year-over-year increase was attributable primarily to acquisition growth of $47.4 million, organic revenue growth of $33.3 million, and a foreign translation increase of $1.8 million. This organic revenue growth was driven by net new business wins.

The operating profit of Performance Marketing Services increased by $12.4 million to $25.0 million in 2011, from an operating profit of $12.6 million in 2010. Operating margins improved from 5.0% in 2010 compared to 7.5% in 2011. The increase in operating profit was primarily due to a decrease in acquisition related costs and estimated deferred acquisition consideration adjustments of $9.3 million and $6.0 million relating to increased revenue. These increases were offset in part from increased depreciation and amortization of $1.2 million, due to acquisitions and increased non-cash stock based compensation of $1.7 million. The increase in operating margin in 2011 was due primarily to a decrease in total staff costs as a percentage of revenue from 54.8% in 2010 to 53.5% in 2011. Office and general expenses as a percentage of revenue decreased from 15.3% in 2010 to 13.6% in 2011 due to a decrease in acquisition related costs and estimated deferred acquisition consideration adjustments as a percentage of revenue of a positive net adjustment of 0.3% in 2010 to a larger positive net adjustment of 3.0% in 2011. This decrease was offset by an increase in non-cash stock based compensation expense of $1.7 million. In addition, depreciation and amortization expense decreased as a percentage of revenue from 6.3% in 2010 to 5.1% in 2011, due to the increased revenue. Offsetting these decreases was an increase in direct costs (excluding staff costs) as a percentage of revenue from 26.4% in 2010 to 28.2% in 2011.

Corporate

Operating costs related to the Company’s Corporate operations increased by $13.6 million to $36.3 million in 2011, compared to $22.7 million in 2010. This increase was primarily related to increased compensation and related costs of $9.0 million ($7.6 million of which consisted of non-cash stock based compensation). In addition, the Company incurred increased travel, promotional and related costs of $2.5 million, occupancy costs of $1.0 million, professional and other costs of $0.6 million, and depreciation expense of $0.5 million.

Other Expense, Net

Other expense, net, decreased $0.3 million in 2011 to income of $0.1 million from income of $0.4 million in 2010.

Foreign Exchange

The foreign exchange loss was $1.7 million for 2011, compared to a gain of $0.1 million recorded in 2010. This unrealized gain and loss was due primarily to the fluctuation in the US dollar during 2011 and 2010 compared to the Canadian dollar relating to the Company’s US dollar denominated intercompany balances with its Canadian subsidiaries.

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Net Interest Expense

Net interest expense for 2011 was $41.7 million, an increase of $8.5 million over the $33.2 million net interest expense incurred during 2010. Interest expense increased $8.4 million in 2011 due to the additional $55 million 11% notes issued in April 2011. Interest income was $0.2 million for 2011, as compared to $0.3 million in 2010.

Income Tax Expense

Income tax expense in 2011 was $41.7 million compared to a benefit of $0.2 million for 2010. In 2010, the Company’s effective tax rate was substantially lower than the statutory tax rate due to a decrease in the Company’s valuation allowance, and noncontrolling interest charges. These amounts were offset in part by non-deductible stock based compensation and a reserve established for potential tax positions. The Company’s effective tax rate was substantially higher than the statutory rate in 2011 due to non-deductible stock-based compensation and an increase in the Company’s valuation allowance, offset in part by noncontrolling interest charges.

The Company’s US operating units are generally structured as limited liability companies, which are treated as partnerships for tax purposes. The Company is only taxed on its share of profits, while noncontrolling holders are responsible for taxes on their share of the profits.

Equity in Affiliates

Equity in affiliates represents the income (loss) attributable to equity-accounted affiliate operations. In 2011, the Company recorded income of $0.2 million compared to income of $0.9 million in 2010.

Noncontrolling Interests

Noncontrolling interest expense was $8.4 million for 2011, a decrease of $2.0 million from the $10.4 million of noncontrolling interest expense incurred during 2010. The decrease relates to a decrease in profits earned at entities the Company does not own 100% in, both the Strategic Marketing Services and Performance Marketing Service segments.

Discontinued Operations

The loss net of taxes from discontinued operations for 2011 was $2.8 million and is primarily comprised of the operating results of the Performance Marketing Group, a division of Accent Marketing Services, LLC, Hudson and Sunset Media, LLC, the Bull-Whitehouse, LLC and a division of Redscout LLC called Redscout Ventures, all discontinued in 2012.

The loss net of taxes from discontinued operations for 2010 was $4.9 million and is comprised of the operating results of Hudson and Sunset Media, LLC and a division of Redscout LLC called Redscout Ventures, both discontinued in 2012; Performance Marketing Group, Zig (US) LLC (“Zig US”), Redscout’s 007 venture; discontinued operations of Fearless Progression LLC in 2010; and Margeotes Fertitta Powell, LLC (“MFP”) discontinued in 2007.

Net Loss

As a result of the foregoing, the net loss recorded for 2011 was $84.7 million or loss of $2.91 per diluted share, compared to a net loss of $15.4 million or $0.55 per diluted share reported for 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue was $688.8 million for the year ended 2010, representing an increase of $152.3 million, or 28.4%, compared to revenue of $536.5 million for the year ended 2009. This increase relates primarily to acquisition growth of $105.8 million and an increase in organic revenue of $38.1 million. In addition, a weakening of the US Dollar, primarily versus the Canadian dollar during the year ended December 31, 2010, resulted in an increase of $8.4 million.

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Operating profit for the year ended 2010 was $31.5 million compared to $22.7 million in 2009. Operating profit increased by $4.8 million in the Strategic Marketing Services, and by $8.2 million within the Performance Marketing Services segment. Corporate operating expenses increased by $4.1 million in 2010.

Loss from continuing operations was a loss of $0.2 million in 2010, compared to a loss of $9.5 million in 2009. This increase in income of $9.3 million was primarily attributable to the increase in operating profit, offset by an increase in net interest expense equal to $11.6 million. This increase in net interest expense was primarily due to the Company’s outstanding 11% notes. These amounts were impacted by a decrease in foreign exchange losses from a loss of $2.0 million in 2009 to income of $0.1 million in 2010, and an increase in other income, net of $0.5 million from a loss of $0.1 million in 2009 to income of $0.4 million in 2010. In addition, income tax expense decreased $8.7 million, from $8.5 million in 2009 to a benefit of $0.2 million in 2010. Equity in earnings of non-consolidated affiliates increased by $0.9 million due to distributions in excess of the Company’s carrying value of one equity method investment of $2.6 million, offset by the write-off of another equity method investment due to continued losses.

Marketing Communications Group

Revenues attributable to the Marketing Communications Group, which consists of two reportable segments — Strategic Marketing Services and Performance Marketing Services, were $688.8 million in the aggregate in 2010, compared to $536.5 million in 2009, representing a year-over-year increase of 28.4%.

The components of the revenue for 2010 are shown in the following table:

	Revenue
	$000’s	%
Year ended December 31, 2009	$536,491	—
Acquisition	105,851	19.7%
Organic	38,128	7.1%
Foreign exchange impact	8,356	1.6%
Year ended December 31, 2010	$688,826	28.4%

The geographic mix in revenues was relatively consistent between 2010 and 2009 and is demonstrated in the following table:

	2010	2009
US	83%	83%
Canada	14%	15%
Europe and other	3%	2%

The operating profit of the Marketing Communications Group increased by approximately 31.4% to $54.2 million in 2010, from $41.2 million in 2009. Operating margins were consistent at 7.9% and 7.7% for both 2010 and 2009, respectively. The increase in operating profit is primarily attributable to a reduction in total staff costs as a percentage of revenues from 60.5% in 2009, to 57.2% in 2010. Direct costs (excluding staff costs) offset this increase as these costs increased as a percentage of revenues from 13.4% of revenue in 2009 to 18.4% of revenue in 2010 due to an increase in reimbursed client related direct costs. This increase in direct costs is due to the requirement that certain costs be included in both revenue and direct costs due to the Company acting as principle versus agent for certain client contracts. Office and general expenses as a percentage of revenue decreased from 21.1% in 2009, to 18.7% in 2010. This decrease was primarily a result of increased revenues on relatively fixed costs, offset by acquisition related costs and estimated deferred acquisition consideration adjustments of 0.6% in 2010 compared to minimal impact in 2009. Depreciation and amortization expenses decreased as a percentage of revenue from 6.3% in 2009, to 4.9% in 2010, due to these expenses being relatively flat at $33.8 million.

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Marketing Communications Businesses

Strategic Marketing Services

Revenues attributable to Strategic Marketing Services in 2010 were $438.9 million, compared to $370.6 million in 2009. The year-over-year increase of $68.3 million, or 18.4%, was attributable primarily to organic growth of $43.2 million or 11.7%; acquisition growth of $20.2 million or 5.4%; and a foreign exchange conversion of $4.9 million due to the weakening of the US dollar compared to the Canadian dollar. This organic revenue growth was driven by net new business wins.

The operating profit of Strategic Marketing Services increased by approximately 13.1% to $41.6 million in 2010, from $36.8 million in 2009, while operating margins decreased to 9.5% in 2010 from 9.9% in 2009. The increase in operating profit was primarily due to the increased revenue. The decrease in operating margin was primarily related to an increase in direct costs (excluding staff costs) as a percentage of revenues from 11.0% of revenue in 2009, to 13.9% of revenue in 2010. In addition, margins were negatively impacted by acquisition related costs and estimated deferred acquisition consideration adjustments of 0.6% in 2010 compared to minimal impact in 2009. Total staff costs as a percentage of revenue increased slightly from 58.3% in 2009 to 58.6% in 2010. Depreciation and amortization decreased as a percentage of revenue from 6.9% during 2009 to 4.1% during 2010.

Performance Marketing Services

Performance Marketing Services generated revenues of $249.9 million for 2010, an increase of $84.0 million, or 50.6%, compared to revenues of $165.9 million in 2009. The year-over-year increase was attributable primarily to acquisition growth of $85.7 million and a foreign translation of $3.4 million; offset by an organic revenue decline of $5.1 million. Revenues declined due to customers reducing their outsourcing needs and reduced client project spending in 2010.

The operating profit of Performance Marketing Services increased by $8.2 million to $12.6 million in 2010, from an operating profit of $4.4 million in 2009. Operating margins improved from 2.7% in 2009 compared to 5.0% in 2010. The increase in operating profit dollars is primarily due to increased revenue. The increase in operating margin in 2010 was due primarily to a decrease in total staff costs as a percentage of revenue from 65.3% in 2009; to 54.8% in 2010. Offsetting this decrease was an increase in direct costs (excluding staff costs) as a percentage of revenue from 18.9% in 2009 to 26.3%. Office and general expenses as a percentage of revenue decreased from 15.4% in 2009 to 15.3% in 2010 due to relatively fixed costs compared to the increase in revenue. Depreciation and amortization increased due to amortization of acquired intangibles from 2010 acquisitions.

Corporate

Operating costs related to the Company’s Corporate operations increased by $4.1 million to $22.7 million in 2010, compared to $18.5 million in 2009. This increase of $4.1 million was primarily related to increased compensation and related costs of $1.9 million ($1.4 million of which consisted of non-cash stock based compensation), travel, promotional and related costs of $2.0 million and professional and other costs of $0.2 million.

Other Expense, Net

Other expense, net, increased $0.5 million in 2010 to income of $0.4 million from an expense of $0.1 million in 2009.

Foreign Exchange

The foreign exchange gain was $0.1 million for 2010, compared to a loss of $0.1 million recorded in 2009.

During 2010, the Company settled certain intercompany accounts to reduce its exposure to the continued foreign exchange fluctuations between the US dollar and Canadian dollar. As a result, the Company recorded a net minimal foreign exchange gain in 2010 compared to the loss incurred in 2009. In 2009, the Company recorded an unrealized loss that was offset by a $1.3 million realized gain on foreign exchange transactions.

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Net Interest Expense

Net interest expense for 2010 was $33.2 million, an increase of $11.6 million over the $21.6 million net interest expense incurred during 2009. Interest expense increased $11.4 million in 2010 due to the refinancing completed in October 2009 and the additional $65 million 11% notes issued in May 2010. Interest expense also increased due to the higher debt outstanding and higher interest rates on the refinanced debt. Interest income was $0.3 million for 2010, as compared to $0.5 million in 2009.

Income Taxes

Income tax benefit in 2010 was $0.2 million compared to expense of $8.5 million for 2009. In 2010, the Company’s effective tax rate was substantially lower than the statutory tax rate due to a decrease in the Company’s valuation allowance, and noncontrolling interest charges. These amounts were offset in part by non-deductible stock based compensation and a reserve established for potential tax positions. The Company’s effective tax rate was substantially higher than the statutory rate in 2010 due to non-deductible stock-based compensation and an increase in the Company’s valuation allowance, offset in part by noncontrolling interest charges.

The Company’s US operating units are generally structured as limited liability companies, which are treated as partnerships for tax purposes. The Company is only taxed on its share of profits, while noncontrolling holders are responsible for taxes on their share of the profits.

Equity in Affiliates

Equity in affiliates represents the income loss attributable to equity-accounted affiliate operations. In 2010, the Company incurred income of $0.9 million due to distributions in excess of the Company’s carrying value of one equity method investment of $2.6 million offset by the write-off of another equity method investment due to continued losses.

Noncontrolling Interests

Noncontrolling interest expense was $10.4 million for 2010, an increase of $4.8 million from the $5.6 million of noncontrolling interest expense incurred during 2009. The increase was primarily due to increased profitability of subsidiaries within both operating segments, which are not 100% owned.

Discontinued Operations

The loss net of taxes from discontinued operations for 2010 was $4.9 million and is comprised of the operating results of the Hudson and Sunset Media, LLC and a division of Redscout LLC called Redscout Ventures, both discontinued in 2012, Performance Marketing Group, division of Accent Marketing Service, LLC, Zig (US) LLC (“Zig US”), Redscout’s 007 venture; discontinued operations of Fearless Progression LLC in 2010; and Margeotes Fertitta Powell, LLC (“MFP”) discontinued in 2007.

The loss net of taxes from discontinued operations for 2009 was $3.2 million and is comprised of the operating results of a division of Redscout LLC called Redscout Ventures, Performance Marketing Group, division of Accent, Zig US, Clifford/Bratskeir Public Relations LLC discontinued in 2009 and MFP.

Net Income

As a result of the foregoing, the net loss recorded for 2010 was $15.4 million or loss of $0.55 per diluted share, compared to a net loss of $18.3 million or $0.67 per diluted share reported for 2009.

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Liquidity and Capital Resources

The following table provides information about the Company’s liquidity position:

Liquidity	2011	2010	2009
	(In Thousands, Except for Long-Term Debt to Shareholders’ Equity Ratio)
Cash and cash equivalents	$8,096	$10,949	$51,926
Working capital (deficit)	$(127,888)	$(102,547)	$(40,152)
Cash from operations	$4,548	$37,297	$67,687
Cash from investing	$(30,436)	$(110,580)	$(63,663)
Cash from financing	$23,299	$32,728	$9,717
Ratio of long-term debt to shareholders’ equity	(29.76)	3.11	2.31

As of December 31, 2011, 2010 and 2009, $0.9 million, $5.2 million and $14.1 million, respectively, of the Company’s consolidated cash position was held by subsidiaries. Although this amount is available for the subsidiaries’ use, it does not represent cash that is distributable as earnings to MDC for use to reduce its indebtedness. It is the Company’s intent through its cash management system to reduce outstanding borrowings under the WF Credit Agreement by using available cash.

Working Capital

At December 31, 2011, the Company had a working capital deficit of $127.9 million, compared to a deficit of $102.5 million at December 31, 2010. Working capital deficit increased by $25.4 million primarily related to a $20.9 million increase in short term deferred acquisition consideration. The remainder was primarily due to accelerated timing in the amounts collected from clients, and paid to suppliers, primarily media outlets. The Company includes amounts due to noncontrolling interest holders, for their share of profits, in accrued and other liabilities. During 2011, 2010 and 2009, the Company made distributions to these noncontrolling interest holders of $12.3 million, $7.7 million and $7.8 million, respectively. At December 31, 2011, $4.0 million remains outstanding to be distributed to noncontrolling interest holders over the next twelve months.

The Company expects that available borrowings under its Credit Agreement, together with cash flows from operations and other initiatives, will be sufficient over the next twelve months to adequately fund working capital deficits should there be a need to do so from time to time, as well as all of the Company’s obligations including put options and capital expenditures.

Operating Activities

Cash flow provided by continuing operations for 2011 was $6.8 million. This was attributable primarily to a loss from continuing operations of $73.5 million, plus non-cash stock based compensation of $23.7 million, depreciation and amortization of $42.4 million, a decrease in expenditures billable to clients of $15.3 million, deferred income taxes of $40.3 million, and adjustments to deferred acquisition consideration of $13.3 million. This was partially offset by a decrease in advance billings of $32.5 million, increases in accounts receivable of $10.9 million, other non-current assets and liabilities of $2.0 million, and a decrease in accounts payable, accruals and other liabilities of $9.1 million. Discontinued operations used cash of $2.3 million.

Cash flow provided by continuing operations for 2010 was $40.7 million. This was attributable primarily to a loss from continuing operations of $0.2 million, plus non-cash stock based compensation of $16.5 million, depreciation and amortization of $36.3 million, a decrease in expenditures billable to clients of $23.7 million, and an increase in advance billings of $2.4 million. This was partially offset by increases in accounts receivable of $31.0 million, deferred income taxes of $5.4 million, other non-current assets and liabilities of $0.5 million, and a decrease in accounts payable, accruals and other liabilities of $2.0 million. Discontinued operations used cash of $3.4 million.

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Cash flow provided by continuing operations for 2009 was $69.2 million. This was attributable primarily to a loss from continuing operations of $9.5 million, plus non-cash stock based compensation of $15.4 million, depreciation and amortization of $38.3 million, deferred income taxes of $7.0 million, an increase in accounts payable, accruals and other liabilities of $9.4 million, noncurrent assets and liabilities of $3.1 million, an increase in advance billings of $15.8 million and foreign exchange translation of $6.6 million. This was partially offset by increases in accounts receivable of $11.4 million and expenditures billable to clients of $7.1 million. Discontinued operations used cash of $1.5 million.

Investing Activities

Cash flows used in investing activities were $30.4 million for 2011, compared with $110.6 million for 2010, and $63.7 million in 2009.

Cash used in acquisitions during 2011 was $6.8 million, $22.6 million related to acquisition payments, reduced by $15.9 million of media cash acquired, and $0.1 million related to deferred payments for acquisitions that closed prior to January 1, 2009.

Expenditures for capital assets in 2011 were equal to $23.4 million. Of this amount, $11.7 million was incurred by the Strategic Marketing Services segment, $4.8 million was incurred by the Performance Marketing Services segment. These expenditures consisted primarily of computer equipment, leasehold improvements, furniture and fixtures, and $6.9 million related to the purchase of Corporate assets.

Cash used in acquisitions during 2010 was $97.4 million, of which $18.2 million related to earnout and deferred acquisition payments for acquisitions that closed prior to January 1, 2009, and $79.2 million related to acquisition payments.

Expenditures for capital assets in 2010 were equal to $11.1 million. Of this amount, $6.5 million was incurred by the Strategic Marketing Services segment, $4.0 million was incurred by the Performance Marketing Services segment. These expenditures consisted primarily of computer equipment, leasehold improvements, furniture and fixtures, and $0.6 million related to the purchase of Corporate assets.

Cash used in acquisitions during 2009 was $57.5 million, of which $54.1 million related to earnout and deferred acquisition payments for acquisitions that closed prior to January 1, 2009, and $3.4 million related to acquisition payments.

Expenditures for capital assets in 2009 were equal to $4.5 million. Of this amount, $3.6 million was incurred by the Strategic Marketing Services segment, $0.7 million was incurred by the Performance Marketing Services segment, and $0.2 million related to the purchase of Corporate assets. These expenditures consisted primarily of computer equipment, leasehold improvements and furniture and fixtures.

Profit distributions received from affiliates amounted to $4.6 million in 2011, $0.6 million in 2010, and $0.2 million for 2009.

Discontinued operations used cash of $0.7 million, $2.1 million, and $1.7 million in 2011, 2010 and 2009, respectively, relating to expenditures for capital assets.

Financing Activities

During the year ended December 31, 2011, cash flows provided by financing activities amounted to $23.3 million and primarily consisted of $61.1 million of proceeds from the additional 11% notes issuance, and proceeds from the WF Credit Agreement of $38.0 million and proceeds for the exercise of stock options of $1.0 million. These proceeds were offset by repayments from bank overdrafts of $5.7 million, by $3.1 million of deferred financing costs relating to the senior notes and revolving WF Credit Agreement. The proceeds of the 11% notes issuance were partially offset by dividends paid and proceeds for the exercise of stock options of $1.0 million, of $16.4 million, distributions to noncontrolling shareholders of $12.3 million, purchase of treasury shares of $4.1 million and repayment of long-term debt of $1.1 million. In addition, the Company made acquisition related payments of $34.3 million of which $31.2 million related to earnout and deferred acquisition payments and $3.1 million related to acquisition of additional equity interests pursuant to put/call option exercises.

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During the year ended December 31, 2010, cash flows provided by financing activities amounted to $32.7 million and primarily consisted of $67.6 million of proceeds from the additional 11% notes issuance, proceeds from bank overdrafts of $9.0 million, offset by $2.1 million of deferred financing costs relating to the senior notes and new revolving WF Credit Agreement. The proceeds of the 11% notes issuance were partially offset by dividends paid and payable of $9.7 million, distributions to noncontrolling shareholders of $7.7 million, purchase of treasury shares of $3.5 million and repayment of long-term debt of $1.5 million. The Company made acquisition related payments of $19.7 million, of which $8.2 million related to earnout and deferred acquisition payments, and $11.5 million related to acquisitions of additional equity interests pursuant to put/call option exercises.

During the year ended December 31, 2009, cash flows provided by financing activities amounted to $9.7 million and primarily consisted of $225 million of proceeds from the 11% notes issuance, offset by the original issue discount of $10.5 million and $10.1 million of deferred financing costs relating to the senior notes and new revolving WF Credit Agreement. The proceeds were offset by repayments of $130.0 million term loans, $42.5 million convertible notes, $9.7 million relating to the old credit facility, and $7.8 million for distributions to noncontrolling interests. The Company made acquisition related payments of $2.5 million.

Total Debt

11% Notes Due 2016

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225 million aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. The Company received net proceeds before expenses of $209 million which included an original issue discount of approximately 4.7% or $10.5 million and underwriter fees of $5.5 million. The 11% Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement consisting of repayments of $130 million term loans, a $70 million delayed draw term loan, and $9.7 outstanding on the $55 million revolving credit agreement. The Company also used the net proceeds to redeem its outstanding 8% C$45 million convertible debentures.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67.2 million, which included an original issue premium of $2.6 million, and underwriter fees of $0.4 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement and for general corporate purposes.

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The Company may, at its option, redeem the 11% Notes in whole at any time or in part from time to time, on and after November 1, 2013 at a redemption price of 105.5% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2014, the Company must pay a redemption price of 102.75% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2015, the Company must pay a redemption price of 100% of the principal amount thereof. Prior to November 1, 2013, the Company may, at its option, redeem some or all of the 11% Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium and accrued and unpaid interest. The Company may also redeem, at its option, prior to November 1, 2012, up to 35% of the 11% Notes with the proceeds from one or more equity offerings at a redemption price of 111% of the principal amount thereof. If the Company experiences certain kinds of changes of control (as defined in the Indenture), holders of the 11% Notes may require the Company to repurchase any 11% Notes held by them at a price equal to 101% of the principal amount of the 11% Notes plus accrued and unpaid interest. The indenture governing the 11% Notes contains various covenants restricting our operations in certain respects. See “Risk Factors.”

Credit Agreement

On October 23, 2009, the Company and its subsidiaries entered into a $75 million five year senior secured revolving WF Credit Agreement (the “WF Credit Agreement”) with Wells Fargo Foothill, LLC, as agent, and the lenders from time to time party thereto. On November 22, 2010, the Company amended its facility to increase availability to $100 million. On April 29, 2011, the Company entered into an additional amendment to increase the availability under the WF Credit Agreement to $150 million and extended the maturity date to October 23, 2015. The WF Credit Agreement replaced the Company’s existing $185 million senior secured financing agreement with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent. Advances under the WF Credit Agreement will bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. The initial applicable margin for borrowing is 2.25% in the case of Base Rate Loans and 2.50% in the case of LIBOR Rate Loans. The applicable margin may be reduced subject to the Company achieving certain trailing twelve month earning levels, as defined. In addition to paying interest on outstanding principal under the WF Credit Agreement, the Company is required to pay an unused revolver fee to lender under the WF Credit Agreement in respect of unused commitments thereunder.

The WF Credit Agreement is guaranteed by all of the Company’s present and future subsidiaries, other than immaterial subsidiaries as defined and is secured by all the assets of the Company. The WF Credit Agreement includes covenants that, among other things, restrict the Company’s ability and the ability of its subsidiaries to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; pay dividends or other amounts from the Company’s subsidiaries; incur certain liens, sell or otherwise dispose of certain assets; enter into transactions with affiliates; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of the Company’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The WF Credit Agreement also contains financial covenants, including a senior leverage ratio, total leverage ratio, a fixed charge coverage ratio and a minimum earnings level, as defined.

Debt as of December 31, 2011 was $385.2 million, an increase of $99.0 million compared with the $286.2 million outstanding at December 31, 2010, primarily as a result of proceeds from the April 2011 bond issuance of $55 million and $38 million WF Credit Agreement to fund seasonal working capital requirements, earnout obligations, and acquisitions. At December 31, 2011, $106.1 million is available under the WF Credit Agreement to fund working capital requirements. After giving effect to the limitations under the indenture for the 11% Notes, at December 31, 2011, approximately $41.2 million was available under the WF Credit Agreement.

The Company is currently in compliance with all of the terms and conditions of its WF Credit Agreement, and management believes, based on its current financial projections and strategic initiatives, that the Company will be in compliance with covenants over the next twelve months.

If the Company loses all or a substantial portion of its lines of credit under the WF Credit Agreement, it may be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through an equity offering or access to the capital markets, the Company’s ability to fund its working capital needs and any contingent obligations with respect to put options would be adversely affected.

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Pursuant to the Credit Agreement, the Company must comply with certain financial covenants including, among other things, covenants for (i) senior leverage ratio (ii) total leverage ratio, (iii) fixed charges ratio, (iv) minimum earnings before interest, taxes and depreciation and amortization and (v) minimum accounts receivable level, in each case as such term is specifically defined in the WF Credit Agreement. For the period ended December 31, 2011, the Company’s calculation of certain of these covenants, and the specific requirements under the Credit Agreement, respectively, were as follows:

December 31, 2011
Senior leverage ratio	0.44
Maximum per covenant	2.0
Fixed charges ratio	1.54
Minimum per covenant	1.25
Total leverage ratio	3.85
Maximum per covenant	4.15
Earnings before interest, taxes, depreciation and amortization	$99.5 million
Minimum per covenant	$90.0 million

These ratios are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. They are presented here to demonstrate compliance with the covenants in the Company’s WF Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company.

Disclosure of Contractual Obligations and Other Commercial Commitments

The following table provides a payment schedule of present and future obligations. Management anticipates that the obligations outstanding at December 31, 2011 will be repaid with new financing, equity offerings and/or cash flow from operations (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
Indebtedness	$346,266	$600	$666	$345,000	$—
Capital lease obligations	1,437	638	654	145	—
Operating leases	164,201	26,878	48,109	37,100	52,114
Interest on debt	189,937	38,065	75,966	75,906	—
Deferred acquisition consideration	137,223	51,829	65,321	19,038	1,035
Management services agreement	1,500	1,500	—	—	—
Other	3,900	1,733	2,167	—	—
Total contractual obligations	$844,464	$121,243	$192,883	$477,189	$53,149

The following table provides a summary of other commercial commitments (in thousands) at December 31, 2011:

	Payments Due by Period
Other Commercial Commitments	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
Lines of credit	$38,032	$—	$38,032	$—	$—
Letters of credit	$5,830	5,830	—	—	—
Total Other Commercial Commitments	$43,862	$5,830	$38,032	$—	$—

For further detail on MDC’s long-term debt principal and interest payments, see Note 11 and Note 17 Commitments, Contingents and Guarantees of the Company’s consolidated financial statements included in this Form 10-K. See also “Deferred Acquisition and Contingent Consideration (Earnouts)” and “Other-Balance Sheet Commitments” below.

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Capital Resources

At December 31, 2011, the Company had only utilized the Credit Agreement in the form of undrawn letters of credit of $5.8 million. Cash and undrawn available bank credit facilities to support the Company’s future cash requirements at December 31, 2011 was approximately $106.1 million.

The Company expects to incur approximately $20 million of capital expenditures in 2012. Such capital expenditures are expected to include leasehold improvements, furniture and fixtures, and computer equipment at certain of the Company’s operating subsidiaries. The Company intends to maintain and expand its business using cash from operating activities, together with funds available under the Credit Agreement. Management believes that the Company’s cash flow from operations, funds available under the Credit Agreement and other initiatives will be sufficient to meet its ongoing working capital, capital expenditures and other cash needs over the next twelve months. If the Company continues to spend capital on future acquisitions, management expects that the Company may need to obtain additional financing in the form of debt and/or equity financing.

Deferred Acquisition and Contingent Consideration (Earnouts)

Acquisitions of businesses by the Company may include commitments to contingent deferred purchase consideration payable to the seller. These contingent purchase obligations are generally payable within a one to five-year period following the acquisition date, and are based on achievement of certain thresholds of future earnings and, in certain cases, also based on the rate of growth of those earnings.

Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2008 are recorded as liabilities at estimated value and are remeasured at each reporting period and changes in estimated value are recorded in results of operations. At December 31, 2011, there was $137.2 million of deferred consideration included in the Company’s balance sheet.

Other-Balance Sheet Commitments

Put Rights of Subsidiaries’ Noncontrolling Shareholders

Owners of interests in certain of the Company’s subsidiaries have the right in certain circumstances to require the Company to acquire either a portion of or all of the remaining ownership interests held by them. The owners’ ability to exercise any such “put option” right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during the period 2012 to 2018. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.

The amount payable by the Company in the event such put option rights are exercised is dependent on various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through that date of exercise, the growth rate of the earnings of the relevant subsidiary during that period, and, in some cases, the currency exchange rate at the date of payment.

Management estimates, assuming that the subsidiaries owned by the Company at December 31, 2011, perform over the relevant future periods at their 2011 earnings levels, that these rights, if all exercised, could require the Company, in future periods, to pay an aggregate amount of approximately $29.0 million to the owners of such rights to acquire such ownership interests in the relevant subsidiaries. Of this amount, the Company is entitled, at its option, to fund approximately $3.6 million by the issuance of the Company’s Class A subordinate voting shares. In addition, the Company is obligated under similar put option rights to pay an aggregate amount of approximately $88.1 million only upon termination of such owner’s employment with the applicable subsidiary or death (including $9.7 million within the Company’s control). The Company intends to finance the cash portion of these contingent payment obligations using available cash from operations, borrowings under the WF Credit Agreement (and refinancings thereof) and, if necessary, through incurrence of additional debt. The ultimate amount payable and the incremental operating income in the future relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when these rights are exercised. Approximately $3.6 million of the estimated $29.0 million that the Company would be required to pay subsidiaries noncontrolling shareholders’ upon the exercise of outstanding “put” rights, relates to rights exercisable within the next twelve months. Upon the settlement of the total amount of such put options, the Company estimates that it would receive incremental operating income before depreciation and amortization of $7.2 million that would be attributable to MDC Partners Inc.

20

The following table summarizes the potential timing of the consideration and incremental operating income before depreciation and amortization based on assumptions as described above.

Consideration(4)	2012	2013	2014	2015	2015 & Thereafter		Total
	($ Millions)
Cash	$3.5	$10.1	$4.2	$3.4	$4.2		$25.4
Shares	0.7	0.9	1.2	0.5	0.3		3.6
	$4.2	$11.0	$5.4	$3.9	$4.5	(1)	$29.0
Operating income before depreciation and amortization to be received(2)	$3.3	$1.2	$1.3	$1.3	$0.1		$7.2
Cumulative operating income before depreciation and amortization(3)	$3.3	$4.5	$5.8	$7.1	7.2	(5)

(1)	This amount in addition to put options only exercisable upon termination or death of $78.4 million have been recognized in Redeemable Noncontrolling Interests on the Company balance sheet in conjunction with the adoption of a new accounting pronouncement.

(2)	This financial measure is presented because it is the basis of the calculation used in the underlying agreements relating to the put rights and is based on actual 2011 operating results. This amount represents additional amounts to be attributable to MDC Partners Inc., commencing in the year the put is exercised.

(3)	Cumulative operating income before depreciation and amortization represents the cumulative amounts to be received by the company.

(4)	The timing of consideration to be paid varies by contract and does not necessarily correspond to the date of the exercise of the put.

(5)	Amounts are not presented as they would not be meaningful due to multiple periods included.

Guarantees

In connection with certain dispositions of assets and/or businesses in 2001 and 2003, as well as the 2006 sale of SPI, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for several years.

Historically, the Company has not made any significant indemnification payments under such agreements and no provision has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.

For guarantees and indemnities entered into after January 1, 2003, in connection with the sale of the Company’s investment in CDI and the sale of SPI, the Company has estimated the fair value of its liability to be insignificant.

21

Transactions With Related Parties

CEO Services Agreement

On April 27, 2007, the Company entered into a Management Services Agreement (the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Mr. Nadal would continue to provide services to the Company as its Chief Executive Officer. The Services Agreement renewed on April 27, 2010, in accordance with its terms and conditions. In addition, effective April 27, 2010, the annual retainer amount under the Services Agreement was increased to $1,500,000. During 2009, 2010 and 2011 and in accordance with this new Services Agreement, Mr. Nadal repaid an amount equal to $0.1 million of loans due to the Company. At December 31, 2011, outstanding loans due from Nadal Management to the Company, with no stated maturity date, amounted to C$6.0 million ($5.9 million), which have been reserved for in the Company’s accounts.

Trapeze Media

In 2000, the Company purchased 1,600,000 shares in Trapeze Media Limited (“Trapeze”) for $0.2 million. At the same time, the Company’s CEO purchased 4,280,000 shares of Trapeze for $0.6 million, the Company’s former Chief Financial Officer and a Managing Director of the Company each purchased 50,000 Trapeze shares for $7,000 and a Board Member of the Company purchased 75,000 shares of Trapeze for $10,000. In 2001, the Company purchased an additional 1,250,000 shares for $0.2 million, and the Company’s CEO purchased 500,000 shares for $0.1 million. In 2002, the Company’s CEO purchased 3,691,930 shares of Trapeze for $0.5 million. All of these purchases were made at identical prices (C$0.20/unit).

During 2010 and 2009, Trapeze provided services to certain partner firms of MDC, and the total amount of such services provided was $0.1 million and $0.1 million, respectively. In addition, in 2011, 2010 and 2009, an MDC Partner firm provided services to Trapeze in exchange for fees equal to $0.4 million, $0.3 million and $0.3 million, respectively. Trapeze did not provide any services to MDC nor its partner firms in 2011.

The Company’s Board of Directors, through its Audit Committee, has reviewed and approved these transactions.

Critical Accounting Policies

The following summary of accounting policies has been prepared to assist in better understanding the Company’s consolidated financial statements and the related management discussion and analysis. Readers are encouraged to consider this information together with the Company’s consolidated financial statements and the related notes to the consolidated financial statements as included herein for a more complete understanding of accounting policies discussed below.

Estimates. The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America, or “GAAP”, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill, intangible assets, redeemable noncontrolling interests, and deferred acquisition consideration, valuation allowances for receivables and deferred income tax assets and stock based compensation as well as the reported amounts of revenue and expenses during the reporting period. The statements are evaluated on an ongoing basis and estimates are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. Actual results can differ from those estimates, and it is possible that the differences could be material.

Revenue Recognition. The Company’s revenue recognition policies are as required by the Revenue Recognition topics of the FASB Accounting Standards Codification. The Company earns revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses. A small portion of the Company’s contractual arrangements with clients includes performance incentive provisions, which allow the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. The Company records revenue net of state taxes, when persuasive evidence of an arrangement exists, services are provided or upon delivery of the products when ownership and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the resulting receivable is reasonably assured.

22

The Company recognizes the incentive portion of revenue under these arrangements when specific quantitative goals are assured, or when the Company’s clients determine performance against qualitative goals has been achieved. In all circumstances, revenue is only recognized when collection is reasonably assured. The Company records revenue net of sales and other taxes due to be collected and remitted to governmental authorities. In the majority of the Company’s businesses, the Company acts as an agent and records revenue equal to the net amount retained, when the fee or commission is earned. In certain arrangements, the Company acts as principal and contracts directly with suppliers for third party media and production costs. In these arrangements, revenue is recorded at the gross amount billed. Additional information about our revenue recognition policy appears in Note 2 to our consolidated financial statements.

Acquisitions, Goodwill and Other Intangibles. A fair value approach is used in testing goodwill for impairment to determine if an other than temporary impairment has occurred. One approach utilized to determine fair values is a discounted cash flow methodology. When available and as appropriate, comparative market multiples are used. Numerous estimates and assumptions necessarily have to be made when completing a discounted cash flow valuation, including estimates and assumptions regarding interest rates, appropriate discount rates and capital structure. Additionally, estimates must be made regarding revenue growth, operating margins, tax rates, working capital requirements and capital expenditures. Estimates and assumptions also need to be made when determining the appropriate comparative market multiples to be used. Actual results of operations, cash flows and other factors used in a discounted cash flow valuation will likely differ from the estimates used and it is possible that differences and changes could be material. As of December 31, 2011, there were no reporting units at risk of failing step one of the Company’s annual goodwill impairment test.

The Company has historically made and expects to continue to make selective acquisitions of marketing communications businesses. In making acquisitions, the price paid is determined by various factors, including service offerings, competitive position, reputation and geographic coverage, as well as prior experience and judgment. Due to the nature of advertising, marketing and corporate communications services companies; the companies acquired frequently have significant identifiable intangible assets, which primarily consist of customer relationships. The Company has determined that certain intangibles (trademarks) have an indefinite life, as there are no legal, regulatory, contractual, or economic factors that limit the useful life.

Business Combinations. Valuation of acquired companies are based on a number of factors, including specialized know-how, reputation, competitive position and service offerings. Our acquisition strategy has been to focus on acquiring the expertise of an assembled workforce in order to continue building upon the core capabilities of our various strategic business platforms to better serve our clients. Consistent with our acquisition strategy and past practice of acquiring a majority ownership position, most acquisitions completed in 2011 and 2010 include an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent payments for these transactions, as well as certain acquisitions completed in prior years, are derived using the performance of the acquired entity and are based on pre-determined formulas. Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2008 are recorded as liabilities at estimated value and are remeasured at each reporting period. Changes in estimated value are recorded in results of operations. In addition, certain acquisitions also include put/call obligations for additional equity ownership interests. The estimated value of these interests are recorded as redeemable noncontrolling interests. As of January 1, 2009, the Company expenses acquisition related costs in accordance with the Accounting Standard’s Codification’s new guidance on acquisition accounting.

For each of our acquisitions, we undertake a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. We use several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. Like most service businesses, a substantial portion of the intangible asset value that we acquire is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets that we acquire is derived from customer relationships, including the related customer contracts, as well as trade names. In executing our acquisition strategy, one of the primary drivers in identifying and executing a specific transaction is the existence of, or the ability to, expand our existing client relationships. The expected benefits of our acquisitions are typically shared across multiple agencies and regions.

23

Redeemable Noncontrolling Interest. The minority interest shareholders of certain subsidiaries have the right to require the Company to acquire their ownership interest under certain circumstances pursuant to a contractual arrangement and the Company has similar call options under the same contractual terms. The amount of consideration under the put and call rights is not a fixed amount, but rather is dependent upon various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary through the date of exercise, etc. as described in Note 18.

Allowance for Doubtful Accounts. Trade receivables are stated less allowance for doubtful accounts. The allowance represents estimated uncollectible receivables usually due to customers’ potential insolvency. The allowance includes amounts for certain customers where risk of default has been specifically identified.

Income Tax Valuation Allowance. The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management considers factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset, tax planning strategies, changes in tax laws and other factors. A change to any of these factors could impact the estimated valuation allowance and income tax expense.

Interest Expense. Interest expense primarily consists of the cost of borrowing on the revolving WF Credit Agreement and the 11% Notes. The Company uses the effective interest method to amortize the original issue discount and original issue premium on the 11% Notes. The Company amortizes deferred financing costs using the effective interest method over the life of the 11% Notes and straight line over the life of the revolving WF Credit Agreement.

Stock-based Compensation. The fair value method is applied to all awards granted, modified or settled. Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period that is the award’s vesting period. When awards are exercised, share capital is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income or acquisition consideration. Stock-based awards that are settled in cash or may be settled in cash at the option of employees are recorded as liabilities. The measurement of the liability and compensation cost for these awards is based on the fair value of the award, and is recorded into operating income over the service period, that is the vesting period of the award. Changes in the Company’s payment obligation are revalued each period and recorded as compensation cost over the service period in operating income.

The Company treats benefits paid by shareholders to employees as a stock based compensation charge with a corresponding credit to additional paid-in capital.

New Accounting Pronouncements

Information regarding new accounting guidance can be found in Note 18 to our consolidated financial statements.

24

Item 8. Financial Statements and Supplementary Data

MDC PARTNERS INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

25

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
MDC Partners Inc.
New York, New York
Toronto, Canada

We have audited the accompanying consolidated balance sheets of MDC Partners Inc. as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MDC Partners Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), MDC Partners Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 15, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, New York

March 15, 2012, except for Note 1 which is as of December 5, 2012

26

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of United States Dollars, Except Share and per Share Amounts)

	Years Ended December 31,
	2011	2010	2009
Revenue:
Services	$940,433	$688,826	$536,491
Operating Expenses:
Cost of services sold	670,364	472,118	348,243
Office and general expenses	218,579	151,016	131,308
Depreciation and amortization	40,224	34,158	34,224
	929,167	657,292	513,775
Operating Profit	11,266	31,534	22,716
Other Income (Expenses)
Gain (loss) on sale of assets and other	116	381	(91)
Foreign exchange gain (loss)	(1,677)	69	(1,956)
Interest expense and finance charges	(41,922)	(33,487)	(22,098)
Interest income	206	295	452
	(43,277)	(32,742)	(23,693)
Loss from continuing operations before income taxes and equity in affiliates	(32,011)	(1,208)	(977)
Income tax expense (recovery)	41,735	(165)	8,536
Loss from continuing operations before equity in affiliates	(73,746)	(1,043)	(9,513)
Equity in earnings (loss) of non-consolidated affiliates	213	866	(8)
Loss from continuing operations	(73,533)	(177)	(9,521)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes	(2,754)	(4,885)	(3,237)
Net loss	(76,287)	(5,062)	(12,758)
Net income attributable to the non-controlling interests	(8,387)	(10,378)	(5,566)
Net loss attributable to MDC Partners Inc.	$(84,674)	$(15,440)	$(18,324)
Loss Per Common Share:
Basic and diluted
Loss from continuing operations attributable to MDC Partners Inc. common shareholders	$(2.81)	$(0.38)	$(0.55)
Discontinued operations attributable to MDC Partners Inc. common shareholders	(0.10)	(0.17)	(0.12)
Net loss attributable to MDC Partners Inc. common shareholders	$(2.91)	$(0.55)	$(0.67)
Weighted Average Number of Common Shares Outstanding:
Basic and diluted	29,120,373	28,161,144	27,396,463

Non cash stock based compensation expense is included in the following line items above:

Cost of services sold	$1,333	$4,427	$4,919
Office and general expenses	22,324	12,080	10,525
Total	$23,657	$16,507	$15,444

The accompanying notes to the consolidated financial statements are an integral part of these statements.

27

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands of United States Dollars)

	Years Ended December 31,
	2011	2010	2009
Comprehensive Loss
Net loss	$(76,287)	$(5,062)	$(12,758)
Other comprehensive income (loss), net of tax:
Foreign currency cumulative translation adjustment	(504)	1,736	769
Comprehensive loss for the year	(76,791)	(3,326)	(11,989)
Comprehensive loss attributable to the noncontrolling interest	(8,393)	(10,382)	(5,582)
Comprehensive loss attributable to MDC Partners Inc.	$(85,184)	$(13,708)	$(17,571)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

28

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands of United States Dollars)

	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,096	$10,949
Accounts receivable, less allowance for doubtful accounts of $851 and $1,990	238,592	195,306
Expenditures billable to clients	39,067	30,414
Other current assets	12,657	13,455
Total Current Assets	298,412	250,124
Fixed assets, net	47,737	41,053
Investment in affiliates	99	—
Goodwill	605,244	514,488
Other intangible assets, net	57,980	67,133
Deferred tax assets	15,380	21,603
Other assets	30,893	19,947
Total Assets	$1,055,745	$914,348

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$178,282	$131,074
Accrued and other liabilities	72,930	64,050
Advance billings, net	122,021	124,993
Current portion of long-term debt	1,238	1,667
Deferred acquisition consideration	51,829	30,887
Total Current Liabilities	426,300	352,671
Long-term debt	383,936	284,549
Long-term portion of deferred acquisition consideration	85,394	77,104
Other liabilities	14,900	10,956
Deferred tax liabilities	50,724	19,642
Total Liabilities	961,254	744,922
Redeemable Noncontrolling Interests	107,432	77,560
Commitments, Contingencies and Guarantees (Note 17)
Shareholders’ Equity:
Preferred shares, unlimited authorized, none issued	—	—
Class A Shares, no par value, unlimited authorized, 29,277,408 and 28,758,734 shares issued and outstanding in 2011 and 2010, respectively	228,208	226,752
Class B Shares, no par value, unlimited authorized, 2,503 issued and outstanding in 2011 and 2010, respectively, convertible into one Class A share	1	1
Shares to be issued, 28,000 shares	424	—
Additional paid-in capital	—	—
Charges in excess of capital	(45,102)	(16,809)
Accumulated deficit	(231,274)	(146,600)
Stock subscription receivable	(55)	(135)
Accumulated other comprehensive loss	(4,658)	(4,148)
MDC Partners Inc. Shareholders’ Equity	(52,456)	59,061
Noncontrolling Interests	39,515	32,805
Total Equity	(12,941)	91,866
Total Liabilities, Redeemable Noncontrolling Interests and Equity	$1,055,745	$914,348

The accompanying notes to the consolidated financial statements are an integral part of these statements.

29

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of United States Dollars)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net Loss	$(76,287)	$(5,062)	$(12,758)
Loss from discontinued operations	(2,754)	(4,885)	(3,237)
Income (loss) from continuing operations	(73,533)	(177)	(9,521)
Adjustments to reconcile loss from continuing operations to cash provided by operating activities:
Non-cash stock-based compensation	23,657	16,507	15,444
Depreciation	17,653	16,441	16,087
Amortization primarily from intangibles	22,571	17,717	18,137
Amortization of deferred finance charges and debt discount	2,175	2,136	4,041
Adjustment to deferred acquisition consideration	13,324	142	—
Deferred income taxes	40,284	(5,373)	6,972
(Gain) loss on disposition of assets	75	(17)	53
Loss (earnings) of non consolidated affiliates	(213)	(866)	8
Other non-current assets and liabilities	(1,961)	(480)	3,101
Foreign exchange	687	538	6,557
Increase/decrease in operating assets and liabilities
Accounts receivable	(10,938)	(30,995)	(11,420)
Expenditures billable to clients	15,315	23,701	(7,054)
Prepaid expenses and other current assets	(689)	1,019	1,546
Accounts payable, accruals and other current liabilities	(9,095)	(1,950)	9,362
Advance billings	(32,491)	2,364	15,843
Cash flows provided by continuing operating activities	6,821	40,707	69,156
Discontinued operations	(2,273)	(3,410)	(1,469)
Net cash provided by operating activities	4,548	37,297	67,687
Cash flows from investing activities:
Capital expenditures	(23,358)	(11,096)	(4,513)
Proceeds from sale of assets	22	96	20
Acquisitions, net of cash acquired	(6,790)	(97,387)	(57,506)
Profit distributions from affiliates	4,584	638	198
Other investments	(4,232)	(717)	(163)
Cash flows used in continuing investing activities	(29,774)	(108,466)	(61,964)
Discontinued operations	(662)	(2,114)	(1,699)
Net cash used in investing activities	(30,436)	(110,580)	(63,663)
Cash flows from financing activities:
Proceeds from issuance of 11% Notes	61,050	67,600	214,506
Proceeds/ (repayments) of revolving credit facility	38,032	—	(9,701)
Repayment of term loans	—	—	(130,000)
Repayment of convertible debt	—	—	(42,470)
Acquisition related payments	(34,287)	(19,673)	(2,536)
Proceeds/ (repayments) from bank overdraft	(5,676)	9,026	—
Distributions to noncontrolling interests	(12,264)	(7,685)	(7,784)
Proceeds from exercise of options	1,086	60	370
Payments of dividends	(16,436)	(9,727)	—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

30

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(Thousands of United States Dollars)

	Years Ended December 31,
	2011	2010	2009
Repayment of long-term debt	(1,112)	(1,496)	(2,000)
Deferred financing costs	(3,053)	(2,103)	(10,085)
Proceeds from stock subscription receivable	80	206	13
Purchase of treasury shares	(4,121)	(3,480)	(596)
Cash flows provided by continuing financing activities	23,299	32,728	9,717
Discontinued operations	—	—	—
Net cash provided by financing activities	23,299	32,728	9,717
Effect of exchange rate changes on cash and cash equivalents	(264)	(422)	(3,146)
(Decrease) increase in cash and cash equivalents	(2,853)	(40,977)	10,595
Cash and cash equivalents at beginning of year	10,949	51,926	41,331
Cash and cash equivalents at end of year	$8,096	$10,949	$51,926
Supplemental disclosures:
Cash income taxes paid	$240	$1,128	$384
Cash interest paid	$37,497	$29,581	$14,243
Non-cash transactions:
Share capital issued on acquisitions	$—	$—	$—
Capital leases	$682	$656	$340
Note receivable exchanged for shares of subsidiary	$1,098	$840	$—
Dividends payable	$5,456	$387	$—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

31

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Thousands of United States Dollars Except Share and per Share Amounts)

	2011		2010		2009
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Class A Shares
Balance at beginning of year	28,758,734	$226,752	27,566,815	$218,532	26,987,017	$213,533
Stock appreciation rights exercised	130,932	211	101,107	239	68,261	202
Share options exercised	113,085	1,109	6,495	60	47,625	370
Shares acquired and cancelled	(230,262)	(4,121)	(282,954)	(3,480)	(156,481)	(596)
Issuance of restricted stock	504,919	4,257	1,367,271	11,401	620,393	5,023
Balance at end of year	29,277,408	228,208	28,758,734	$226,752	27,566,815	$218,532
Class B Shares
Balance at beginning of year	2,503	$1	2,503	$1	2,503	$1
Shares converted to Class B shares	—	—	—	—	—	—
Balance at end of year	2,503	$1	2,503	$1	2,503	$1
Share Capital to Be Issued
Balance at beginning of year	—	$—	—	$—	—	$—
Shares to be issued as deferred acquisition consideration	28,000	424	—	—	—	—
Shares issued as deferred acquisition consideration	—	—	—	—	—	—
Balance at end of year	28,000	$424	—	—	—	—
Additional Paid-In Capital
Balance at beginning of year		$—		$9,174		$33,470
Stock-based compensation		22,709		14,954		13,720
Reclassification related to redeemable noncontrolling interests (Note 2)		—		—		(31,653)
Changes in redemption value of redeemable noncontrolling interests		(24,532)		(11,500)		(58)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

32

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY — (continued)
(Thousands of United States Dollars Except Share and per Share Amounts)

	2011		2010		2009
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Acquisition of redeemable noncontrolling interests		(6,328)		(7,761)		(923)
Issuance of redeemable noncontrolling interests		(1,147)		158		—
Dividends paid and to be paid		(21,511)		(10,194)		—
Acquisition purchase price adjustments		7,007		—		—
Issuance of restricted stock		(4,257)		(11,401)		(5,023)
Share appreciation rights exercised		(211)		(239)		(202)
Option exercised		(23)		—		—
Other		—		—		(157)
Transfer to charges in excess of capital		28,293		16,809		—
Balance at end of year		$—		$—		$9,174
Changes in Excess of Capital
Balance at beginning of year		$(16,809)		$—		$—
Transfer from additional paid in capital		(28,293)		(16,809)		—
Balance at end of year		$(45,102)		$(16,809)		$—
Accumulated Deficit
Balance at beginning of year		$(146,600)		$(131,160)		$(112,836)
Net loss attributable to MDC Partners		(84,674)		(15,440)		(18,324)
Balance at end of year		$(231,274)		$(146,600)		$(131,160)
Stock Subscription Receivable
Balance at beginning of year		$(135)		$(341)		$(354)
Receipts		80		206		13
Balance at end of year		$(55)		$(135)		$(341)
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year		$(4,148)		(5,880)		$(6,633)
Foreign currency translation adjustments		(510)		1,732		753
Balance at end of year		(4,658)		(4,148)		(5,880)
MDC Partners Inc. Shareholders’ Equity		$(52,456)		$59,061		$90,326

The accompanying notes to the consolidated financial statements are an integral part of these statements.

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MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY — (continued)
(Thousands of United States Dollars Except Share and per Share Amounts)

	2011		2010		2009
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Noncontrolling interests
Balance at beginning of year		$32,805		$3,820		$871
Increase in noncontrolling interest from acquisition		6,706		28,990		3,039
Decrease in noncontrolling interests from business combinations		(2)		(127)		(106)
Increase in noncontrolling interests from business combinations		—		118		—
Foreign currency translation		6		4		16
Balance at end of year		$39,515		$32,805		$3,820
Total Equity		$(12,941)		$91,866		$94,146

The accompanying notes to the consolidated financial statements are an integral part of these statements.

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MDC PARTNERS INC. AND SUBSIDIARIES NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

1. Basis of Presentation

MDC Partners Inc. (the “Company”) has prepared the consolidated financial statements included herein pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and in accordance with generally accepted accounting principles (“GAAP”) of the United States of America (“US GAAP”).

Effective December 2011, one of the Company’s operating divisions, Performance Marketing Group (a division of Accent) has been deemed a discontinued operation. All periods have been restated to reflect the discontinued operation. For further information see Note 10 “Discontinued Operations.”

The financial statements have been restated to reflect the 2012 discontinued operations of two of its operating subsidiaries, Hudson and Sunset Media, LLC and the Bull-Whitehouse, LLC. In addition, the Company has discontinued a division of Redscout, LLC called “Redscout Ventures.” All periods have been restated to reflect these discontinued operations.

Nature of Operations

MDC Partners Inc., formerly MDC Corporation Inc., is incorporated under the laws of Canada. The Company commenced using the name MDC Partners Inc. on November 1, 2003 and legally changed its name through amalgamation with a wholly-owned subsidiary on January 1, 2004. The Company’s operations are in primarily one business group — Marketing Communications. The business group operates primarily in the United States (“US”), Canada, Europe, and in the United Kingdom. See Note 15, “Segment Information”, for further description of the one business group and MDC’s reportable segments.

2. Significant Accounting Policies

The Company’s significant accounting policies are summarized as follows:

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of MDC Partners Inc. its domestic and international controlled subsidiaries. Intercompany balances and transactions have been eliminated on consolidation.

Use of Estimate. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill, intangible assets, valuation allowances for receivables and deferred tax assets and the reported amounts of revenue and expenses during the reporting period. The estimates are evaluated on an ongoing basis and estimates are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value. The Company applies the fair value measurement guidance of Codification Topic 820, Fair Value Measurements and Disclosure for financial assets and liabilities that are required to be measured at fair value and for nonfinancial assets and liabilities that are not required to be measured at fair value on a recurring basis, including goodwill and other identifiable intangible assets. The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

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•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•	Level 3 — Instruments where significant value drivers are unobservable to third parties.

When available, quoted market prices are used to determine the fair value of our financial instruments and classify such items in Level 1. In some cases, quoted market prices are used for similar instruments in active markets and classify such items in Level 2.

Concentration of Credit Risk. The Company provides marketing communications services to clients who operate in most industry sectors. Credit is granted to qualified clients in the ordinary course of business. Due to the diversified nature of the Company’s client base, the Company does not believe that it is exposed to a concentration of credit risk; however, no client accounted for more than 10% of the Company’s consolidated accounts receivable as of December 31, 2011 and 2010. No clients accounted for 10% of revenue in the year ended December 31, 2011 and 2010 and one client accounted for 16% of revenue for the year ended December 31, 2009.

Cash and Cash Equivalents. The Company’s cash equivalents are primarily comprised of investments in overnight interest-bearing deposits, commercial paper and money market instruments and other short-term investments with original maturity dates of three months or less at the time of purchase. The Company has a concentration of credit risk in that there are cash deposits in excess of federally insured amounts. Included in cash and cash equivalents at December 31, 2011 and 2010 is $46 and $64, respectively, of cash restricted as to withdrawal pursuant to a collateral agreement and a customer’s contractual requirement.

Allowance for Doubtful Accounts. Trade receivables are stated at invoiced amounts less allowances for doubtful accounts. The allowances represent estimated uncollectible receivables associated with potential customer defaults usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

Expenditures Billable to Clients. Expenditures billable to clients consist principally of outside vendors costs incurred on behalf of clients when providing advertising, marketing and corporate communications services to clients that have not been invoiced. Such amounts are invoiced to clients at various times over the course of the production process.

Fixed Assets. Fixed assets are stated at cost, net of accumulated depreciation. Computers, furniture and fixtures are depreciated on a straight-line basis over periods of 3 to 7 years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-lived Assets. In accordance with the FASB Accounting Standards Codification topic, Accounting for the Impairment or Disposal of Long-lived Assets, a long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of the long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. The discount rate applied to these cash flows is based on the Company’s weighted average cost of capital, risk adjusted where appropriate.

Equity Method Investments. The equity method is used to account for investments in entities in which the Company has an ownership interest of less than 50% and has significant influence, or joint control by contractual arrangement with all parties having an equity interest, over the operating and financial policies of the affiliate or has an ownership interest of greater than 50% however the substantive participating rights of the noncontrolling interest shareholders preclude the Company from exercising unilateral control over the operating and financial policies of the affiliate. The Company’s investments accounted for using the equity method includes Adrenalina, 49.9% owned by the Company, and a 50% undivided interest in a real estate joint venture. In 2010, the Company recorded a distribution of $3,519 from this real estate joint venture, of which $2,601 was in excess of the Company’s carrying amount and has been recorded as a gain in equity in earnings of non-consolidated affiliates. The Company’s management periodically evaluates these investments to determine if there has been a decline in value that is other than temporary. As of December 31, 2011 and 2010, the Company has written off the amount of its investment in Adrenalina of $39 and $1,636 representing advances previously made.

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Cost Method Investments. The Company’s cost-based investments at December 31, 2011 were primarily comprised of various interests in limited partnerships and companies where the Company does not exercise significant influence over the operating and financial policies of the investee. The total net cost basis of these investments, which are included in Other Assets on the balance sheet, as of December 31, 2011 and 2010 was $8,785 and $4,650, respectively. These investments are periodically evaluated to determine if there have been any other than temporary declines below book value. A variety of factors are considered when determining if a decline in fair value below book value is other than temporary, including, among others, the financial condition and prospects of the investee, as well as the Company’s investment intent.

Goodwill and Indefinite Lived Intangible. In accordance with the FASB Accounting Standards Codification topic, Goodwill and Other Intangible Assets, goodwill and indefinite life intangible assets (trademarks) acquired as a result of a business combination which are not subject to amortization are tested for impairment annually, and more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For goodwill, this determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Fair value is determined based on earnings multiples of each subsidiary. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with the FASB Accounting Standards Codification topic, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

The fair value of a reporting unit was estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method.

The Company has determined that each partner firm that has reported goodwill will be tested separately as each partner firm qualifies as a reporting unit under the Accounting Standards Codification guidance.

Impairment losses, where applicable, will be charged to operating profit. The Company identifies certain intangible assets (trademarks) as indefinite life if there are no legal, regulatory, contractual or economic factors that limit the useful life. If the carrying amount of an indefinite life intangible exceeds its fair value, an impairment loss is recognized for the excess. As of December 31, 2011, there was no impairment of goodwill and no reporting units were at risk of failing step one of annual test.

Definite Lived Intangible Assets. In accordance with the FASB Accounting Standards Codification, acquired intangibles, are subject to amortization over their useful lives. The method of amortization selected reflects the pattern in which the economic benefits of the specific intangible asset is consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method is used over the estimated useful life. Intangible assets that are subject to amortization are reviewed for potential impairment at least annually or whenever events or circumstances indicate that carrying amounts may not be recoverable. See also Note 8.

Deferred Taxes. The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company’s assets and liabilities. Deferred tax benefits result principally from certain tax carryover benefits and from recording certain expenses in the financial statements that are not currently deductible for tax purposes and from differences between the tax and book basis of assets and liabilities recorded in connection with acquisitions. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax liabilities result principally from deductions recorded for tax purposes in excess of that recorded in the financial statements or income for financial statement purposes in excess of the amount for tax purposes. The effect of changes in tax rates is recognized in the period the rate change is enacted.

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Business Combinations. Valuation of acquired companies are based on a number of factors, including specialized know-how, reputation, competitive position and service offerings. The Company’s acquisition strategy has been focused on acquiring the expertise of an assembled workforce in order to continue to build upon the core capabilities of its various strategic business platforms to better serve the Company’s clients. Consistent with the acquisition strategy and past practice of acquiring a majority ownership position, most acquisitions completed in 2011 included an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent payments for these transactions, as well as certain acquisitions completed in prior years, are derived using the performance of the acquired entity and are based on pre-determined formulas. Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2010 are recorded as liabilities at estimated value and are remeasured at each reporting period and changes in estimated value are recorded in results of operations. For the year ended December 31, 2011, $12,623 related to changes in estimated value have been recorded as operating expenses. For the years ended December 31, 2010 and 2009, $778 and nil, respectively, related to changes in estimated value have been charged to operating income. In addition, certain acquisitions also include put/call obligations for additional equity ownership interests. The estimated value of these interests are recorded as Redeemable Noncontrolling Interests. As of January 1, 2009, the Company expenses acquisition related costs in accordance with the Accounting Standard’s Codification’s new guidance on acquisition accounting. For the year ended December 31, 2011, 2010 and 2009 $3,819, $4,025 and $416, respectively, of acquisition related costs were charged to operations.

For each of the Company’s acquisitions, we undertake a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. We use several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. Like most service businesses, a substantial portion of the intangible asset value that we acquire is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets acquired is derived from customer relationships, including the related customer contracts, as well as trade names. In executing the Company’s acquisition strategy, one of the primary drivers in identifying and executing a specific transaction is the existence of, or the ability to, expand existing client relationships. The expected benefits of the Company’s acquisitions are typically shared across multiple agencies and regions.

Redeemable Noncontrolling Interest. The minority interest shareholders of certain subsidiaries have the right to require the Company to acquire their ownership interest under certain circumstances pursuant to a contractual arrangement and the Company has similar call options under the same contractual terms. The amount of consideration under the put and call rights is not a fixed amount, but rather is dependent upon various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary through the date of exercise, etc. as described in Note 17.

The Company has recorded its put options as mezzanine equity at their current estimated redemption amounts. The Company accrues changes in the redemption amounts over the period from the date of issuance to the earliest redemption date of the put options. The Company accounts for the put options with a charge to noncontrolling interests to reflect the excess, if any, of the estimated exercise price over the estimated fair value of the noncontrolling interest shares at the date of the option being exercised. For the three years ended December 31, 2011, 2010 and 2009, there has been no charges to noncontrolling interests. Changes in the estimated redemption amounts of the put options are adjusted at each reporting period with a corresponding adjustment to equity. These adjustments will not impact the calculation of earnings per share.

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The following table presents changes in Redeemable Noncontrolling Interests.

	Years Ended December 31,
	2011	2010	2009
Beginning Balance as of January 1,	$77,560	$33,728	$21,751
Reclassification related to Redeemable Noncontrolling Interests	—	—	31,653
Redemptions	(9,068)	(7,987)	(28,242)
Granted	15,318	40,567	6,441
Changes in redemption value	24,532	10,075	58
Other	—	—	107
Currency translation adjustments	(910)	1,177	1,960
Ending Balance as of December 31,	$107,432	$77,560	$33,728

Guarantees. Guarantees issued or modified by the Company to third parties after January 1, 2003 are generally recognized, at the inception or modification of a guarantee, as a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial measurement of that liability is the fair value of the guarantee. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The Company’s liability associated with guarantees is not significant. (See Note 17.)

Revenue Recognition. The Company’s revenue recognition policies are as required by the Revenue Recognition topics of the FASB Accounting Standards Codification, and accordingly, revenue is generally recognized as services are provided or upon delivery of the products when ownership and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the resulting receivable is reasonably assured. The Company follows the Revenue Arrangements with Multiple Deliverables topic of the FASB Accounting Standards Codification issued. This topic addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The Company also follows the topic of the FASB Accounting Standards Codification. Reporting Revenue Gross as a Principal versus Net as an Agent. This Issue summarized the EITF’s views on when revenue should be recorded at the gross amount billed because it has earned revenue from the sale of goods or services, or the net amount retained because it has earned a fee or commission. The Company also follows Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, for reimbursements received for out-of-pocket expenses. This issue summarized the EITF’s views that reimbursements received for out-of-pocket expenses incurred should be characterized in the income statement as revenue. Accordingly, the Company has included in revenue such reimbursed expenses.

The Company earns revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses.

Non refundable retainer fees are generally recognized on a straight line basis over the term of the specific customer arrangement. Commission revenue is earned and recognized upon the placement of advertisements in various media when the Company has no further performance obligations. Fixed fees for services are recognized upon completion of the earnings process and acceptance by the client. Per diem fees are recognized upon the performance of the Company’s services. In addition, for certain service transactions, which require delivery of a number of service acts, the Company uses the Proportional Performance model, which generally results in revenue being recognized based on the straight-line method.

Fees billed to clients in excess of fees recognized as revenue are classified as Advanced Billings.

A small portion of the Company’s contractual arrangements with customers includes performance incentive provisions, which allows the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. The Company recognizes the incentive portion of revenue under these arrangements when specific quantitative goals are assured, or when the company’s clients determine performance against qualitative goals has been achieved. In all circumstances, revenue is only recognized when collection is reasonably assured. The Company records revenue net of sales and other taxes due to be collected and remitted to governmental authorities.

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Cost of Services Sold. Costs of services sold do not include depreciation charges for fixed assets.

Interest Expense. Interest expense primarily consists of the cost of borrowing on the revolving WF Credit Agreement and the 11% Notes. The Company uses the effective interest method to amortize the original issue discount on the 11% Notes. At December 31, 2011, 2010 and 2009, $232, $848 and $204 was amortized, respectively, net of amortized premium of $943, $197 and nil, respectively. The Company amortizes deferred financing costs using the effective interest method over the life of the 11% notes and straightline over the life of the revolving WF Credit Agreement. The total net deferred financing costs, included in Other Assets on the balance sheet, as of December 31, 2011 and 2010 was $11,715, and $10,605, net of accumulated amortization of $3,526 and $1,583, respectively. During 2011, the Company recorded $3,053 of deferred financing costs primarily relating to the 2011 expansion of the credit agreement and the 2011 additional debt issuance.

Stock-Based Compensation. Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period, that is the award’s vesting period. When awards are exercised, share capital is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income or acquisition consideration.

The Company uses its historical volatility derived over the expected term of the award, to determine the volatility factor used in determining the fair value of the award. The Company uses the “simplified” method to determine the term of the award due to the fact that historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term.

Stock-based awards that are settled in cash or may be settled in cash at the option of employees are recorded as liabilities. The measurement of the liability and compensation cost for these awards is based on the fair value of the award, and is recorded into operating income over the service period, that is the vesting period of the award. Changes in the Company’s payment obligation prior to the settlement date are recorded as compensation cost in operating income in the period of the change. The final payment amount for such awards is established on the date of the exercise of the award by the employee.

Stock-based awards that are settled in cash or equity at the option of the Company are recorded at fair value on the date of grant and recorded as additional paid-in capital. The fair value measurement of the compensation cost for these awards is based on using the Black-Scholes option pricing-model and is recorded in operating income over the service period, that is the vesting period of the award.

The fair value of the stock options and similar awards at the grant date were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for each of the following years:

Year Ended December 31, 2009
Expected dividend	$0
Expected volatility	39.8% – 44.5%
Risk-free interest rate	1.76% – 2.49%
Expected option life in years	4
Weighted average fair value of options granted	$1.18

For the years ended December 31, 2011 and 2010, the Company did not issue any stock options or similar awards.

During the year ended December 31, 2011, the Company issued Equity Value Appreciation Awards to its employees. These awards may result in the issuance of up to 1,413,000 restricted stock units and restricted stock shares, but only upon the achievement of extraordinary stock performance targets. The Company measured the fair value of these awards using a lattice based model (Monte Carlo) on the date of grant. The Company used the following assumptions in calculating the fair value under the lattice model; risk free rate 1.2%, volatility 31.7%, time to maturity 2.93 years, the weighted average fair value of the awards granted was $9.37.

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It is the Company’s policy for issuing shares upon the exercise of an equity incentive award to verify the amount of shares to be issued, as well as the amount of proceeds to be collected (if any) and delivery of new shares to the exercising party.

The Company has adopted the straight-line attribution method for determining the compensation cost to be recorded during each accounting period. However, awards based on performance conditions are recorded as compensation expense when the performance conditions are expected to be met. The fair value at the grant date for performance based awards granted in 2011 and 2010 was $20,188 and $6,649, respectively. There were no performance based awards granted during 2009.

The Company treats benefits paid by shareholders to employees as a stock based compensation charge with a corresponding credit to additional paid-in capital.

Pension Costs. Several of the Company’s US and Canadian subsidiaries offer employees access to certain defined contribution pension programs. Under the defined contribution plans, these subsidiaries, in some cases, make annual contributions to participants’ accounts which are subject to vesting. The Company’s contribution expense pursuant to these plans was $2,356, $1,655 and $1,026 for the years ended December 31, 2011, 2010 and 2009, respectively.

Earnings per Common Share. Basic earnings per share is based upon the weighted average number of common shares outstanding during each period, including the “Share capital to be issued” as reflected in the Shareholders’ Equity on the balance sheet. Diluted earnings per share is based on the above, plus, if dilutive, common share equivalents, which include outstanding options, warrants, stock appreciation rights, restricted stock units and convertible notes.

Subsidiary and Affiliate Stock Transactions. In accordance with Accounting Standards Codification Topic on Business combinations, effective January 1, 2009, transactions involving purchases, sales or issuances of stock of a subsidiary where control is maintained are recorded as an increase or decrease in additional paid-in capital. In transactions involving subsidiary stock where control is lost, gains and losses are recorded in results of operations. Gains and losses from transactions involving stock of an affiliate are recorded in results of operations until control is achieved.

Foreign Currency Translation. The Company’s financial statements were prepared in accordance with the requirements of the Foreign Currency Translation topic of the FASB Accounting Standards Codification. The functional currency of the Company is the Canadian dollar and it has decided to use US dollars as its reporting currency for consolidated reporting purposes. All of the Company’s subsidiaries use their local currency as their functional currency. Accordingly, the currency impacts of the translation of the balance sheets of the Company’s non-US dollar based subsidiaries to US dollar statements are included as cumulative translation adjustments in accumulated other comprehensive income. Translation of intercompany debt, which is not intended to be repaid, is included in cumulative translation adjustments. Cumulative translation adjustments are not included in net earnings unless they are actually realized through a sale or upon complete or substantially complete liquidation of the Company’s net investment in the foreign operation. Translation of current intercompany balances are included in net earnings. The balance sheets of non-US dollar based subsidiaries are translated at the period end rate. The income statements of non-US dollar based subsidiaries are translated at average exchange rates for the period.

Gains and losses arising from the Company’s foreign currency transactions are reflected in net earnings. Unrealized gains or losses arising on the translation of certain intercompany foreign currency transactions that are of a long-term nature (that is settlement is not planned or anticipated in the future) are included as cumulative translation adjustments in accumulated other comprehensive income.

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Derivative Financial Instruments. The Company follows Accounting for Derivative Instruments and Hedging Activities. Topic of the FASB Accounting Standards Codification establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts and debt instruments) be recorded in the balance sheet as either an asset or liability measured at its fair value. The accounting for the change in fair value of the derivative depends on whether the instrument qualifies for and has been designated as a hedging relationship and on the type of hedging relationship. There are three types of hedging relationships: a cash flow hedge, a fair value hedge and a hedge of foreign currency exposure of a net investment in a foreign operation. The designation is based upon the exposure being hedged. Derivatives that are not hedges, or become ineffective hedges, must be adjusted to fair value through earnings.

3. Loss per Common Share

The following table sets forth the computation of basic and diluted loss per common share from continuing operations for the years ended December 31.

	2011	2010	2009
Numerator
Numerator for diluted loss per common share –loss from continuing operations	$(73,533)	$(177)	$(9,521)
Net income attributable to the noncontrolling interests	(8,387)	(10,378)	(5,566)
Loss attributable to MDC Partners Inc. common shareholders from continuing operations	(81,920)	(10,555)	(15,087)
Effect of dilutive securities	—	—	—
Numerator for diluted income per common share – loss attributable to MDC Partners Inc. common shareholders from continuing operations	$(81,920)	$(10,555)	$(15,087)
Denominator
Denominator for basic loss per common share – weighted average common shares	29,120,373	28,161,144	27,396,463
Effect of dilutive securities:
Employee stock options, warrants, and stock appreciation rights	—	—	—
Employee restricted stock units	—	—	—
Dilutive potential common shares	—	—	—
Denominator for diluted loss per common share – adjusted weighted shares and assumed conversions	29,120,373	28,161,144	27,396,463
Basic loss per common share from continuing operations	$(2.81)	$(0.38)	$(0.55)
Diluted loss per common share from continuing operations	$(2.81)	$(0.38)	$(0.55)

At December 31, 2011, 2010 and 2009 convertible notes, warrants, options and other rights to purchase, 5,211,668, 4,665,293 and 5,240,879 shares of common stock, respectively, were not included in the computation of diluted loss per common share because doing so would have had an antidilutive effect.

4. Acquisitions

Pro forma financial information has not been presented for the 2011 acquisitions noted below since they did not have a material effect on the Company’s operating results. Included in the Company’s consolidated statement of operations for the year ended December 31, 2011 was revenue of $68,869 and a net loss of $7,219 related to the 2011 acquisitions. The Company assumed accounts receivable of $35,200 and accounts payable of $65,718 as of the acquisition dates.

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Fourth Quarter 2011 Acquisitions

During the quarter ended December 31, 2011, the Company completed a number of transactions. The Company, through a wholly-owned subsidiary, acquired substantially all of the assets of RJ Palmer LLC and a 75% interest in Trade X Partners LLC (“Trade X”). These acquisitions expand the Company’s portfolio with another full service media buying agency as well as provides corporate bartering services to clients and are included in the Performance Marketing Services segment. The Company also entered into a transaction through its subsidiary Kwittken PR LLC (“Kwittken”) acquired 100% of Epoch PR Limited. Epoch is a communications and PR agency and expands Kwittken’s capabilities to London and is included in the Strategic Marketing Services segment. The Company also acquired a 51% interest in AIC Publishing Services LP (“AIC”). In addition, the Company increased its ownership to 85.3% of Veritas, to 94.0% of 656712 Ontario Limited (“Onbrand”), to 66.3% of 6Degrees Integrated Communications and 85% of Boom Marketing Inc. The aggregate purchase price for these transactions has an estimated present value at acquisition date of $26,659 and consisted of total closing cash payments of $12,769, and additional contingent deferred acquisition consideration, that are based on actual financial results of the underlying businesses from 2011 to 2016 with final payments due in 2017 with an estimated present value at acquisition date of $15,944. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $5,434 consisting primarily of customer lists and covenants not to compete, and goodwill of $25,091 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to seven year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $1,237, the present value of redeemable noncontrolling interest in relation to Trade X. The founder of Trade X has the put option rights only upon termination without cause, disability, or death. The Company recorded $229, the present value of noncontrolling interest in relationship to AIC. The Company also recorded an entry to reduce noncontrolling interests by $2,017 and additional paid-in-capital of $1,328. The intangibles and goodwill of $28,252 are tax deductible.

The actual adjustments that the Company will ultimately make in finalizing the allocation of purchase price to fair value of the net assets acquired, will depend on a number of factors, including additional information such as changes in the unaudited financial statements.

Third Quarter 2011 Acquisitions

During the quarter ended September 30, 2011, the Company completed a number of acquisitions. The Company, through a wholly-owned subsidiary, purchased a 70% interest in Concentric Partners, LLC (“Concentric”) and a 65% interest in Laird + Partners, New York LLC (“Laird”). The Concentric acquisition is expected to serve as the foundation of the Company’s healthcare platform. The Laird acquisition increases the Company’s positioning in the luxury goods and retail marketplace. Concentric and Laird are now included in the Company’s Strategic Marketing Services segment. In addition, the Company increased its ownership to 100% of Redscout LLC (“Redscout”), 82% of VitroRobertson LLC (“Vitro”), and 91.8% of The Northstar Group of companies. The aggregate purchase price for these transactions has an estimated present value at acquisition date of $37,914 and consisted of total closing cash payments of $15,972, additional contingent deferred acquisition consideration, that are based on actual financial results of the underlying businesses from 2011 to 2016 with final payments due in 2017 with an estimated present value at acquisition date of $21,796. During the fourth quarter of 2011, the Company paid a $572 working capital payment. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $4,205 consisting primarily of customer lists and covenants not to compete, and goodwill of $36,664 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to seven year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $5,045, the present value of redeemable noncontrolling interest in relation to Laird, and $6,478, the present value of noncontrolling interest in relation to Concentric. The remaining principals of Laird have put option rights only upon termination without cause, disability, or death. The Company also recorded an entry to reduce noncontrolling interests by $1,297 and additional paid-in-capital of $4,251 and recorded shares to be issued of $424 in relation to the step ups. The intangibles and goodwill are tax deductible.

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The actual adjustments that the Company will ultimately make in finalizing the allocation of purchase price to fair value of the net assets acquired, will depend on a number of factors, including additional information such as changes in the unaudited financial statements.

Second Quarter 2011 Acquisitions

During the Quarter ended June 30, 2011, the Company increased ownership in Communifx Partners LLC (“Communifx”) by 1.3%, and increased its ownership of Varick Media Management LLC (“Varick”) to 100%. The aggregate purchase price for these two step up transactions has an estimated present value at acquisition date of $3,930 and is recorded as deferred acquisition consideration, of which the Company paid $81. Both of these step-up transactions were subject to put options. The Company recorded an entry to reduce redeemable noncontrolling interests by $4,440 and recorded an increase to additional-paid-in-capital of $509. The amounts to be paid will be tax deductible.

First Quarter 2011 Acquisitions

Effective January 31, 2011, the Company, through a wholly-owned subsidiary, purchased 60% of the total outstanding membership interests in Anomaly Partners, LLC (“Anomaly”). This acquisition expands the Company’s portfolio with another creatively driven agency brand with an international presence. Anomaly is now included in the Company’s Strategic Marketing Services segment. At closing, the Company paid cash of $15,000 plus additional contingent deferred acquisition consideration, based on actual results from 2010 to 2014 with final payments due in 2015, with an original estimated present value of $20,951 at the date of acquisition. During 2011, the Company made a working capital payment of $1,854. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $4,000 (consisting primarily of customer lists and a covenant not to compete) and goodwill of $22,297 representing the value of the assembled workforce. The fair value of the noncontrolling interest not acquired at the acquisition date was $7,890 based on the Company’s evaluation of the Company being acquired and the purchase price paid by the Company and has been recorded as redeemable noncontrolling interests due to put option rights which are triggered upon such owner’s termination without cause, disability or death. The identified intangibles will be amortized ranging from a five to eight-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are tax deductible.

The actual adjustments that the Company will ultimately make in finalizing the allocation of purchase price to fair value of the net assets acquired, will depend on a number of factors, including additional information such as changes in the unaudited financial statements.

2010 Acquisitions

Fourth Quarter 2010 Acquisitions

Effective November 30, 2010, the Company, through a wholly-owned subsidiary, purchased 80% of the total outstanding equity interests in each of Kenna Communications LP, an Ontario limited partnership (“Kenna”), and Capital C Partners LP, an Ontario limited partnership (“Capital C”). Capital C is a full-service marketing agency providing services such as business strategy and consumer insights, shopper monitoring, and product innovation. Kenna delivers sales and marketing solutions to make organizations more efficient, more productive and more effective. The aggregate purchase price was equal to $26,300 and additional deferred acquisition consideration, with an original estimated present value at the acquisition date of $12,360, that is based upon actual results from 2010 to 2015 with final payments due in 2016 of which the Company paid $343 in 2011. In addition, performance payments of up to $5,000 may be paid in the future based on these results and will result in stock based compensation charges over that period. The Company recorded $19,905 as the present value of redeemable noncontrolling interest in relation to the Kenna and Capital C put option rights triggered upon such owner’s termination without cause, disability or death. Beginning in 2016, the Company has a call for the remaining 20% of each of Kenna and Capital C. If the Company does not exercise this call, the operating results of Kenna and Capital C will be allocated to the Company on a basis less than the Company’s ownership basis as defined. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $10,254 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $47,297 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to eight year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are not tax deductible. Accordingly, the Company recorded a deferred tax liability of $3,188 representing the future benefits relating to the amortization of the identified intangibles.

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During the quarter ended December 31, 2010, the Company also completed a number of other acquisitions. The Company purchased a 51% interest in 72andSunny Partners LLC (“72andSunny”). 72andSunny is full service agency that conceives and executes fully integrated campaigns across all media for top global brands. The Company also increased its ownership of Allard Johnson Communications Inc. (now known as Kbs+p Canada, LP) (“Kbs+p Canada”) to 100%, and Company C Communications LLC (“Company C”) to 100%. The aggregate purchase price paid for these other acquisitions was equal to $35,859, and consisted of total closing cash payments of $12,937, net of $790 repayment of loans; a $271 working capital adjustment; and additional contingent deferred acquisition consideration, that are based on actual financial results of the underlying business from 2010 to 2015 with final payments due in 2016 with an original estimated present value at acquisition date of $21,861, of which the Company paid $2,500 in December 2010 and $3,755 in 2011. An allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $5,690, consisting primarily of customer lists and covenants not to compete, and goodwill of $35,322 representing the value of assembled workforce. The identified intangibles will be amortized ranging from a five to seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $13,722, the present value of redeemable noncontrolling interest in relation to 72andSunny. 72andSunny has put option rights only upon such owner’s termination without cause, disability or death. The Company also recorded an entry to reduce redeemable noncontrolling interests by $3,802 and additional paid-in-capital of $3,123 in relation to the Kbs+p Canada and Company C step up. The amounts paid and to be paid will be tax deductible in relation to the 72andSunny acquisition. However, it will not be tax deductible in relation to the Kbs+p Canada transaction.

Third Quarter 2010 Acquisitions

During the quarter ended September 30, 2010, the Company completed a number of acquisitions. The Company purchased a 60% equity interest in Relevent Partners, LLC (“Relevent”), a 60% equity interest in Kwittken PR, LLC (“Kwittken”), and certain assets and liabilities of Think 360 Inc. (“Think 360”). Relevent is a full service marketing, special events, production and promotions company that builds brands with consumers through experiential lifestyle, entertainment and relationship marketing programs. Kwittken is a full service public relations and marketing agency. Think 360 is an integrated marketing agency. The aggregate purchase price paid for these acquisitions consisted of total closing cash payments of $15,085, plus additional contingent deferred acquisition consideration, that are based on the actual financial results of the underlying businesses from 2010 to 2014, with final payments due in 2015 with an original estimated present value at acquisition date of $14,898 of which the Company paid $4,417 in 2011. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $4,974, consisting primarily of customer lists and covenants not to compete, and goodwill of $29,083 representing the value of the assembled workforce. The identified intangibles will be amortized ranging from a two to seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The present value of the redeemable noncontrolling interest not acquired at the acquisition date was $5,513. Relevent and Kwittken have put option rights upon an employee-owner’s termination without cause, disability or death. The amounts paid and to be paid will be tax deductible.

The Company has also increased ownership to 100% of Zig Inc. (now known as Crispin Porter + Bogusky Canada LP (“CPB Canada”)) and purchased an additional 25% of Bruce Mau Design LLC., increasing the Company’s ownership to 75% The aggregate purchase price paid for these step-ups consisted of total closing cash payments of $3,115, plus the estimated present value at acquisition date of additional deferred acquisition consideration of $626. During the fourth quarter of 2010, and first nine months of 2011, the Company made payments of $47 and $684, respectively. In relation to these step-ups, the Company recorded an entry to reduce redeemable noncontrolling interests by $1,365 and an entry to reduce noncontrolling interests by $144. The Company recorded a reduction of additional paid-in capital of $2,296 representing the difference between the fair value of the interest and the value of the redeemable noncontrolling interests. The amounts paid and to be paid will not be tax deductible.

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Second Quarter 2010 Acquisitions

Effective May 6, 2010, the Company, through a wholly-owned subsidiary, purchased 75% of the total outstanding membership interests in Integrated Media Solutions Partners, LLC (“IMS”), which expands the Company’s direct response marketing capabilities. At closing, the Company paid cash of $20,000 plus additional contingent deferred acquisition consideration, based on actual results from 2010 to 2015 with final payments due in 2016, with an original estimated present value of $19,658 at the date of acquisition which includes fixed payments of $2,216. During 2010 and 2011, the Company made payments of $666 and $5,521, respectively. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $9,081 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $44,678 representing the value of the assembled workforce. The fair value of the noncontrolling interest not acquired at the acquisition date was $13,219 based in the Company’s evaluation of the Company being acquired and the purchase price paid by the Company. The identified intangibles will be amortized ranging from a five to seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are tax deductible.

During the quarter ended June 30, 2010, the Company completed a number of acquisitions. The Company purchased a 51% equity interest in Allison & Partners LLC (“Allison”), a 75% equity interest in Sloane & Company LLC (“Sloane”), and certain assets and liabilities of CSC — ADPLUS, LLC (d.b.a. Infolure) (“Infolure”). Allison is a full service public relations and corporate communications agency. Sloane is a communication firm focused on corporate positioning and communications, financial public relations and investor relations, and crisis and transactions communications. Infolure is a direct marketing firm. The purchase price paid for these acquisitions consisted of aggregate cash payments of $17,632 plus additional contingent deferred acquisition consideration, that are based on actual results from 2010 to 2015 with final payments due in 2016 with an original estimated present value at acquisition date of $15,797 which includes fixed payments of $3,805. During 2010 and 2011, the Company made payments of $2,020 and $5,192, respectively. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $9,431 consisting primarily of customer lists and covenants not to compete, and goodwill of $27,697 representing the value of the assembled workforce. The identified intangibles will be amortized ranging from a five to seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $6,024, the present value of redeemable noncontrolling interests in relation to Allison and Sloane. The Allison acquisition has put option rights upon termination of an employee-owner’s employment by reason of death. The Sloane acquisition has put rights that could increase the Company’s ownership to 100% in 2015. The amounts paid and to be paid will be tax deductible.

First Quarter 2010 Acquisitions

Effective March 1, 2010, the Company, through a wholly-owned subsidiary, purchased 60% of the total outstanding membership interests in The Arsenal LLC (formerly known as Team Holdings LLC) (“Team”), which expands the Company’s experiential marketing capabilities. At closing, the Company paid cash of $11,000 plus additional contingent deferred acquisition consideration, based on actual results from 2010 to 2012 with final payments in 2013, with an original estimated present value of $12,656, and the Company paid a working capital true-up estimated at an additional $569. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $5,220 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $32,993 representing the value of the assembled workforce. The fair value of the noncontrolling interest not acquired at the acquisition date was $15,771 based in the Company’s evaluation of the Company being acquired and the purchase price paid by the Company. The identified intangibles will be amortized up to a seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. During the second quarter of 2010, the Company amended the purchase agreement to include additional deferred acquisition consideration, with a current present value of $3,071, with final payments due in 2012. The additional deferred acquisition consideration resulted in additional intangibles of $3,071. During 2010 and 2011, the Company made payments of $986 and $8,112, respectively. The intangibles and goodwill are tax deductible.

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During the three months ended March 31, 2010, the Company completed a number of other acquisitions and step-ups in ownership. The Company purchased a 76% equity interest in Communifx Partners LLC (“Communifx”), substantially all of the assets of Plaid Inc. (“Plaid”), an additional 15% equity interest in Fletcher Martin, LLC (“Fletcher Martin”), an additional 49% equity interest in Trend Core, LLC (“Trend Core”), and an additional 1% equity interest in HL Group Partners, LLC (“HL Group”). Communifx builds and manages large-scale customer database solutions to enable the planning, execution, and measurement of multi-channel marketing and advertising programs. Plaid is a marketing services business with a concentration in the digital communication and social media arena. The Company purchased the additional equity interests in Fletcher Martin and HL Group pursuant to the exercise of outstanding puts. The purchase price paid for these acquisitions and step-ups consisted of aggregate cash payments of $4,921 plus additional contingent payments of $576 that are based on actual results from 2010 to 2015 with final payments due in 2016. During 2011, the Company made payments of $267. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $1,851 consisting primarily of customer lists and a covenant not to compete, and goodwill of $2,426 representing the value of the assembled workforce. The identified intangibles will be amortized up to a seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $710, the present value of redeemable noncontrolling interests in relation to Communifx. The Communifx acquisition has put/call rights that could increase the Company’s ownership to 100% in 2013. In relation to the step up acquisitions, the Company recorded an entry to reduce Redeemable Noncontrolling Interests by $1,116. The amount paid to the employee over fair value, $608, was recorded as a stock-based compensation charge. The Company recorded a reduction of additional paid-in capital of $1,623 representing the difference between the fair value of the shares and the value of the Redeemable Noncontrolling Interests. The amounts paid and to be paid will be tax deductible.

2009 Acquisitions

In December 2009, the Company paid an additional $38,974 pursuant to the CPB purchase agreement originally entered into in November 2008 with the founders of Crispin Porter & Bogusky LLC (“CPB”). In connection with this transaction, the Company recorded $14,067 as deferred acquisition consideration, $1,450 was paid in January 2010, $433 was reversed as an adjustment and the balance was paid in April 2010. This purchase price payment was pursuant to an accelerated exercise of a call option that was exercised by the Company in November 2008 (the Company increased its ownership from 77% to 94%). Because CPB was originally consolidated as a VIE, the Company reduced Redeemable Noncontrolling Interests by $17,809. The Company recorded additional goodwill of $31,253 and identifiable intangible backlog of $3,979. The amount recorded related to the 17% step up from November 2008. The backlog was amortized over one month. In addition, the Company recorded a stock-based charge of $3,074 for amounts paid by the former shareholder to CPB employees. The Goodwill will be tax deductible.

On December 31, 2009, the Company acquired an additional 3% interest in VitroRobertson increasing its holdings from 79% to 82%. The purchase price totaled $845 and was paid in cash. The Company recorded an entry to reduce Redeemable Noncontrolling Interests by $266. The amount paid over fair value, $370, was recorded as a stock-based compensation charge. The Company recorded a reduction of additional paid-in capital of $209 representing the difference between the fair value of the shares and the value of the Redeemable Noncontrolling Interests. As this purchase was pursuant to the exercise of an existing put/call option, no additional intangibles have been recorded. The Goodwill will be tax deductible.

On December 1, 2009, the Company agreed to make an early payment to KBP Management Partners LLC originally due in March 2010 pursuant to the purchase agreement entered into in November 2007. The additional payment totaled $14,870, of which $10,140 was paid in cash in December 2009 and $4,215 was paid in March 2010 with the balance potentially due in March 2011, recorded as deferred acquisition consideration. This additional payment was accounted for as additional goodwill. In addition, pursuant to an existing phantom stock arrangement, a stock-based compensation charge of $3,028 has been recorded for amounts paid by KBP Management Partners to phantom equity holders. The Goodwill will be tax deductible.

On October 5, 2009, the Company purchased the remaining 6% outstanding interest in CPB for an estimated fixed and contingent purchase price. The estimated purchase price of $9,818 is included in deferred acquisition consideration and includes $518 of fixed payments to be paid in 2013. The Company recorded a reduction of $8,596 to Redeemable Noncontrolling Interests and $704 to additional paid in capital. The fixed payments of $518 are allocated to identifiable intangibles and will be amortized over 3 years.

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On August 31, 2009, the Company, through HL Group Partners LLC (“HL Group”), acquired a 51% interest in Attention Partners LLC (“Attention”), a social media agency that further expands HL Group’s business capabilities. At closing, the HL Group paid $1,000 and made a capital contribution of $400 to Attention. In addition, HL Group recorded estimated contingent payments totaling $1,313 due in 2010 and 2011 as deferred acquisition consideration. During 2010, the Company paid $1,022 and recorded adjustments of $113 to increase the deferred acquisition consideration to $404 with the balance potentially due in March 2011. This was paid in 2011. The allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $544 (consisting of primarily of customer lists and a covenant not to compete) and goodwill of $3,057 representing the value of the assembled workforce. The fair value of the noncontrolling interests not acquired at the acquisition date was $2,431 based on the Company’s evaluation of the Company being acquired, the purchase price paid by the Company. The identified intangibles will be amortized up to a three-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are tax deductible.

On July 1, 2009, the Company, through Crispin Porter & Bogusky LLC (“CPB”), acquired 100% of the preferred shares and 52% of the common shares of Crispin Porter & Bogusky Europe AB (formerly known as “daddy”), a digital agency based in Sweden that has created a foothold in Europe for CPB. At closing, CPB paid $3,052 plus an additional $50 deferred payment. Also in December 2009, CPB called an additional 24% and made a payment of 80% of the purchase price of $188. An additional amount of $50 is recorded as deferred acquisition consideration. The Company has additional calls and the noncontrolling owners have reciprocal puts on the remaining 24% of the common shares, which are exercisable beginning January 2012. The current estimated cost of these puts and calls is approximately $6,600 and has been recorded as Redeemable Noncontrolling Interests. The allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $650 (consisting primarily of customer lists and a covenant not to compete) and goodwill of $8,533 representing the value of the assembled workforce. The identified intangibles will be amortized up to a three-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are not tax deductible. Accordingly, CPB recorded a deferred tax liability of $221 representing the future tax benefits relating to the amortization of the identified intangibles.

Effective January 22, 2009, the Company acquired an additional 8.9% of equity interests in HL Group, thereby increasing MDC’s ownership to 64.9%. The purchase price totaled $1,100 and was paid in cash at closing. The Company recorded an entry to reduce Redeemable Noncontrolling Interests, as this purchase was pursuant to the early exercise of an existing put/call option. Accordingly, no additional intangibles have been recorded. However, the amount of the purchase price will be tax deductible.

Noncontrolling Interests

Changes in the Company’s ownership interests in our less than 100% owned subsidiaries during the three years ended December 31, 2011 were as follows:

Net Loss Attributable to MDC Partners Inc. and
Transfers (to) from the Noncontrolling Interest

	Year Ended December 31,
	2011	2010	2009
Net Loss attributable to MDC Partners Inc.	$(84,674)	$(15,440)	$(18,324)
Transfers (to) from the noncontrolling interest
Decrease in MDC Partners Inc. paid-in capital for purchase of equity interests in excess of Redeemable Noncontrolling Interests	(6,328)	(7,761)	(923)
Increase (Decrease) in MDC Partners Inc. paid in capital from issuance of equity interests	(1,147)	158	—
Net transfers to noncontrolling interest	$(7,475)	$(7,603)	$(923)
Change from net loss attributable to MDC Partners Inc. and transfers to noncontrolling interest	$(92,149)	$(23,043)	$(19,247)

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5. Fixed Assets

The following is a summary of the fixed assets as of December 31:

	2011			2010
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computers, furniture and fixtures	$100,373	$(73,521)	$26,852	$94,268	$(68,540)	$25,728
Leasehold improvements	49,292	(28,407)	20,885	41,217	(25,892)	15,325
	$149,665	$(101,928)	$47,737	$135,485	$(94,432)	$41,053

Included in fixed assets are assets under capital lease obligations with a cost of $4,243, (2010 — $4,323) and accumulated depreciation of $2,816 (2010 — $2,421). Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $17,653, $16,441 and $16,087, respectively.

6. Accrued and Other Liabilities

At December 31, 2011 and 2010, accrued and other liabilities included amounts due to noncontrolling interest holders, for their share of profits, which will be distributed within the next twelve months of $4,049 and $8,577, respectively.

Changes in noncontrolling interest amounts included in accrued and other liabilities for the three years ended December 31, 2011 were as follows:

Noncontrolling Interests
Balance, December 31, 2008	$4,856
Income attributable to noncontrolling interests	5,566
Distributions made	(7,784)
Other(1)	1,420
Balance, December 31, 2009	$4,058
Income attributable to noncontrolling interests	10,378
Distributions made	(7,685)
Other(2)	1,826
Balance, December 31, 2010	$8,577
Income attributable to noncontrolling interests	8,387
Distributions made	(12,264)
Other(3)	(651)
Balance, December 31, 2011	$4,049

(1)	Other consists primarily of an adjustment of stock based compensation charges to additional paid-in capital relating to obligations assumed by the non-controlling shareholders and cumulative translation adjustments.

(2)	Other consists primarily of an adjustment to record distributions to be made as a result of an acquired company and cumulative translation adjustments and discontinued operations.

(3)	Other consists primarily of cumulative translation adjustments and discontinued operations.

7. Financial Instruments

Financial assets, which include cash and cash equivalents and accounts receivable, have carrying values which approximate fair value due to the short-term nature of these assets. Financial liabilities with carrying values approximating fair value due to short-term maturities include accounts payable. Deferred acquisition consideration is recorded at fair value. Bank debt and long-term debt are variable. rate debt, the carrying value of which approximates fair value. The Company’s note payable is a fixed rate debt instrument, the carrying values of which approximates fair value. The fair value of financial commitments, guarantees and letters of credit, are based on the stated value of the underlying instruments. Guarantees have been issued in conjunction with the disposition of businesses in 2001 and 2003 and letters of credit have been issued in the normal course of business. The fair value for the 11% notes was approximately $367,425 as of December 31, 2011.

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8. Goodwill and Intangible Assets

As of December 31, the gross and net amounts of acquired intangible assets were as follows:

Goodwill	Strategic Marketing Services	Performance Marketing Services	Total
Balance of December 31, 2009	$248,114	$53,518	$301,632
Acquired goodwill	78,147	132,497	210,644
Goodwill impairment	(942)	—	(942)
Foreign currency translation	1,658	1,496	3,154
Balance as of December 31, 2010	$326,977	$187,511	$514,488
Acquired goodwill	61,944	23,763	85,707
Acquisition purchase price adjustments	1,458	5,549	7,007
Foreign currency translation	(854)	(1,104)	(1,958)
Balance as of December 31, 2011	$389,525	$215,719	$605,244

	For the Year Ended December 31,
	2011	2010
Intangibles:
Trademarks (indefinite life)	$17,780	$17,780
Customer relationships – gross	$79,154	$68,603
Less accumulated amortization	(44,803)	(26,517)
Customer relationships – net	$34,351	$42,086
Other intangibles – gross	$16,202	$16,926
Less accumulated amortization	(10,353)	(9,659)
Other intangibles – net	$5,849	$7,267
Total intangible assets	$113,136	$103,309
Less accumulated amortization	(55,156)	(36,176)
Total intangible assets – net	$57,980	$67,133

See Note 4 for Accounting for Business Combinations.

During 2010, the Company recorded a goodwill impairment charge of $942, which consists of $710 relating to Fearless and $232 relating to Zig US. Fearless was a start up company that the Company discontinued in June 2010. Zig US’s business operations have been treated as discontinued as of September 30, 2010.

The total accumulated impairment charges totaled $24,845 through December 31, 2011.

The weighted average amortization periods for customer relationships are 5 years and other intangible assets are 6 years. In total, the weighted average amortization period is 5 years. The amortization expense of amortizable intangible assets for the year ended December 31, 2011, was $22,510 (2010 — $17,631; 2009 — $17,968) the estimated amortization expense for the five succeeding years is:

Year	Amortization
2012	$18,694
2013	$10,217
2014	$6,888
2015	$3,835
2016	$566

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9. Income Taxes

The components of the Company’s income (loss) from continuing operations before income taxes, equity in affiliates and noncontrolling interests by taxing jurisdiction for the years ended December 31, were:

	2011	2010	2009
Loss:
US	$(18,236)	$(2,467)	$3,972
Non-US	(13,775)	1,259	(4,949)
	$(32,011)	$(1,208)	$(977)

The provision (benefit) for income taxes by taxing jurisdiction for the years ended December 31, were:

	2011	2010	2009
Current tax provision
US federal	$—	$—	$—
US state and local	894	368	1,246
Non-US	557	4,840	318
	1,451	5,208	1,564
Deferred tax provision (benefit):
US federal	45,110	428	8,681
US state and local	7,750	501	2,347
Non-US	(12,576)	(6,302)	(4,056)
	40,284	(5,373)	6,972
Income tax provision (benefit)	$41,735	$(165)	$8,536

A reconciliation of income tax expense using the statutory Canadian federal and provincial income tax rate compared with actual income tax expense for the years ended December 31, is as follows:

	2011	2010	2009
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest	$(32,011)	$(1,208)	$(977)
Statutory income tax rate	31.0%	31.0%	33.0%
Tax benefit using statutory income tax rate	(9,923)	(374)	(322)
State and foreign taxes	1,450	1,909	3,045
Non-deductible stock-based compensation	7,144	4,941	5,160
Other non-deductible expense	1,482	890	732
Change to valuation allowance on items affecting taxable income	44,230	(7,986)	2,656
Additional tax reserve	—	4,100	—
Noncontrolling interests	(2,368)	(3,123)	(1,767)
Other, net	(280)	(522)	(968)
Income tax expense (benefit)	$41,735	$(165)	$8,536
Effective income tax rate	130.4%	13.7%	873.7%

(1)	Included in the change in valuation allowance in 2010 is $3,188 relating to the reversal of the valuation allowance as a result of a non-taxable acquisition.

See Note 10 for income taxes for discontinued operations.

51

The 2011 effective income tax rate was significantly higher than the statutory rate due primarily to an increase in the valuation allowance of $44,230 and non-deductible stock based compensation of $7,144.

The 2010 effective income tax rate was significantly lower than the statutory rate due primarily to an additional tax reserve of $4,100, non-deductible stock-based compensation of $4,941, state and foreign income taxes of $1,909 offset by a decrease in the Company’s valuation allowance of $7,986.

The 2009 effective income tax rate was significantly higher than the statutory rate due primarily from the increase in the Company’s valuation allowance of $2,656, non-deductible stock-based compensation of $5,160 and State and foreign income taxes of $1,564.

Income taxes receivable were $313 and $712 at December 31, 2011 and 2010, respectively, and were included in accounts receivable on the balance sheet. Income taxes payable were $5,381 and $4,969 at December 31, 2011 and 2010, respectively, and were included in accrued and other liabilities on the balance sheet. It is the Company’s policy to classify interest and penalties arising in connection with the under payment of income taxes as a component of income tax expense. For the year ended 2010, $1,093 is included in the current provision of income tax expense relating to interest and penalties as a result of an identified uncertain tax position. For the years ended 2011 and 2009, income tax expense does not include any amounts for interest and penalties.

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, were as follows:

	2011	2010
Deferred tax assets:
Capital assets and other	$33,567	$7,292
Net operating loss carry forwards	50,274	41,313
Interest deductions	21,792	18,201
Deferred acquisition consideration	5,070	—
Stock compensation	2,356	896
Unrealized foreign exchange	753	268
Capital loss carry forwards	16,921	17,289
Accounting reserves	7,026	6,118
Gross deferred tax asset	137,759	91,377
Less: valuation allowance	(118,655)	(66,459)
Net deferred tax assets	19,104	24,918
Deferred tax liabilities:
Deferred finance charges	(514)	(526)
Capital assets	(417)	(300)
Goodwill amortization	(53,181)	(18,816)
Total deferred tax liabilities	(54,112)	(19,642)
Net deferred tax asset (liability)	$(35,008)	$5,276
Disclosed as:
Deferred tax assets	$15,767	24,966
Deferred tax liabilities	(50,775)	(19,690)
	$(35,008)	$5,276

Included in accrued and other liabilities at December 31, 2011 and 2010 is a deferred tax liability of $51 and $48, respectively. Included in other current assets at December 31, 2011 and 2010 is a deferred tax asset of $387 and $3,363, respectively.

The Company has US federal net operating loss carry forwards of $70,955 and non-US net operating loss carry forwards of $49,732, these carry forwards expire in years 2015 through 2031. The Company also has total indefinite loss carry forwards of $165,875. These indefinite loss carry forwards consist of $58,704 relating to the US and $109,171 which are related to capital losses from the Canadian operations. In addition, the Company has net operating loss carry forwards for various state taxing jurisdictions of approximately $201,366.

52

The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management considers factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset; tax planning strategies, changes in tax laws and other factors. A change to these factors could impact the estimated valuation allowance and income tax expense.

The valuation allowance has been recorded to reduce our deferred tax asset to an amount that is more likely than not to be realized, and is based upon the uncertainty of the realization of certain US, non-US and state deferred tax assets. The increase in the Company’s valuation allowance charged to the statement of operations for each of the years ended December 31, 2011 and 2009 was $44,230 and $2,656, respectively. In 2010 the Company reduced its valuation and recorded a benefit in the statement of operations of $7,986.

Deferred taxes are not provided for temporary differences representing earnings of subsidiaries that are intended to be permanently reinvested. The potential deferred tax liability associated with these undistributed earnings is not material.

As of December 31, 2011 and 2010, the Company recorded a liability for unrecognized tax benefits as well as applicable penalties and interest in the amount of $4,717, respectively. The Company identified an uncertainty relating to the future tax deductibility of certain intercompany interest and fees, to the extent that such future benefit will be established, the resolution of this position will have no effect with respect to the financial statements.

Changes in the Company’s reserve is as follows:
Balance December 31, 2008	$617
Charges to income tax expense	—
Balance December 31, 2009	617
Charges to income tax expense	3,007
Balance December 31, 2010	3,624
Charges to income tax expense	—
Balance December 31, 2011	$3,624

We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

The Company has completed US federal tax audits through 2006 and has completed a non-US tax audit through 2004.

10. Discontinued Operations

The financial statements have been restated to reflect the 2012 discontinued operation of two of the Company’s operating subsidiaries, Hudson and Sunset Media, LLC and the Bull-Whitehouse, LLC. In addition, the Company has discontinued a division of Redscout, LLC called “Redscout Ventures.” As a result, the Company has classified these entities’ results of operations for December 2011, as losses of $440, $219, and $734, respectively, as discontinued operations.

In December 2011, the Company discontinued a division of Accent Marketing Services, LLC, called Performance Marketing Group. As a result, the Company has classified this entity’s results of operations as a loss of $1,339 as discontinued operations. The Company also recorded net adjustments of $22 to increase a previously recorded liability relating to a prior discontinued operation.

The loss net of taxes from discontinued operations for 2010 was $4,885, which is comprised of the operating results of Performance Marketing Group of $1,455. The loss also includes the results from operations of a start-up division of Redscout, LLC called 007. As a result, the Company has classified this entity’s results of operations as a loss of $722 as discontinued operations. In addition, the Company ceased Zig US current operations and as a result incurred a goodwill impairment charge of $232. Including the impairment charge Zig US’s results of operations, net of income tax benefits, for the year ended 2010, there was a loss of $1,046. The Company discontinued a start up called Fearless Progression LLC (“Fearless”). As a result, the Company wrote off its investment in Fearless of $710. Including the impairment charge, Fearless’s results of operations net of income tax benefits for the year ended 2010, was a loss of $743. The Company has classified this entity’s results as discontinued operations. The loss also includes the results from operations of Hudson and Sunset Media, LLC and Redscout Ventures. The Company has classified these entities’ results of operations as losses of $317 and $620 as discontinued operations. In December 2010, the Company recorded net adjustments of $21 to reduce a previously recorded liability relating to prior discontinued operations.

53

The loss net of taxes from discontinued operations for 2009 was $3,180 and is comprised of the operating results of Performance Marketing Group of $1,661, Clifford/Bratskeir Public Relations LLC (“Bratskeir”) of $361 and Margeotes Fertitta Powell, LLC (“MFP”) of $515, Redscout Ventures of $57, and Zig US of $643, relates to an adjustment to a previously recorded liability.

Included in discontinued operations in the Company’s consolidated statements of operations for the years ended December 31 were the following:

	Years Ended December 31,
	2011	2010	2009
Revenue	$12,963	$9,486	$9,914
Impairment charge	—	(942)	—
Operating loss	(3,294)	(5,491)	(3,620)
Other expense	(93)	(146)	(108)
Income tax recovery	—	343	270
Noncontrolling interest expense recovery	633	409	221
Net loss from discontinued operations	$(2,754)	$(4,885)	$(3,237)

At December 31, 2011, $4,060 and $1,332 was included in other current assets and other current liabilities, respectively, which represent assets held for sale and related liabilities.

11. Bank Debt, Long-Term Debt and Convertible Notes

At December 31, the Company’s indebtedness was comprised as follows:

	2011	2010
Revolving credit facility	$38,032	$—
11% notes due 2016	345,000	290,000
Original issue discount	(561)	(6,843)
Note payable and other bank loans	1,266	1,400
	383,737	284,557
Obligations under capital leases	1,437	1,659
	385,174	286,216
Less:
Current portion	1,238	1,667
	$383,936	$284,549

Interest expense related to long-term debt for the years ended December 31, 2011, 2010 and 2009 was $39,044, $30,429 and $18,057, respectively. For the years ended December 31, 2011, 2010 and 2009, interest expense included $232, $848 and $204 amortization of the original issue discount, respectively, net of amortized premium of $943, $197 and nil, respectively, and $702, $922, and nil, of present value adjustments for fixed deferred acquisition payments, respectively.

54

The amortization and write off of deferred finance costs included in interest expense were $1,944, $1,288 and $3,837 for the years ended December 31, 2011, 2010, and 2009, respectively.

Issuance of 11% Notes

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225,000 aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. The Company received net proceeds before expenses of $208,881, which included an original issue discount of approximately 4.7% or $10,494, and underwriter fees of $5,624. The 11% Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement, and redeemed its outstanding 8% C$45,000 convertible debentures on November 26, 2009.

The Company may, at its option, redeem the 11% Notes in whole at any time or in part from time to time, on and after November 1, 2013 at a redemption price of 105.500% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2014, at a redemption price of 102.750% of the principal amount thereof if redeemed during the twelve-month period beginning on or after November 1, 2015 and equal to redemption price of 100% of the principal amount thereof. (Prior to November 1, 2013, the Company may, at its option, redeem some or all of the 11% Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium and accrued and unpaid interest.) The Company may also redeem, at its option, prior to November 1, 2012, up to 35% of the 11% Notes with the proceeds from one or more equity offerings at a redemption price of 11% of the principal amount thereof. If the Company experiences certain kinds of changes of control (as defined in the Indenture), holders of the 11% Notes may require the Company to repurchase any 11% Notes held by them at a price equal to 101% of the principal amount of the 11% Notes plus accrued and unpaid interest.

In connection with these transactions, the Company wrote-off $323 of deferred financing costs relating to its prior convertible debentures.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $65,000 aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67,208, which included an original issue premium of $2,600, and underwriter fees of $392. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving WF Credit Agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55,000 aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59,580, which included an original issue premium of $6,050, and underwriter fees of $1,470. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement described elsewhere herein, and for general corporate purposes.

At December 31, 2011 and 2010, the Company had issued $5,830 and $6,018 of undrawn outstanding Letters of Credit, respectively.

At December 31, 2011 and 2010, accounts payable included $3,350 and $9,026 of outstanding checks, respectively.

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Credit Agreement

On October 23, 2009, the Company and its subsidiaries entered into a $75,000 five year senior secured revolving WF Credit Agreement (the “WF Credit Agreement”) with Wells Fargo Foothill, LLC, as agent, and the lenders from time to time party thereto. On November 22, 2010, this agreement was amended to increase the availability under the facility to $100,000. On April 2011, the Company entered into an additional amendment to increase the availability under the facility to $150,000 and extend the maturity date to October 23, 2015. The WF Credit Agreement replaced the Company’s existing $185,000 senior secured financing agreement with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent. Advances under the WF Credit Agreement will bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. The initial applicable margin for borrowing is 2.25% in the case of Base Rate Loans and 2.50% in the case of LIBOR Rate Loans. The applicable margin may be reduced subject to the Company achieving certain trailing twelve month earning levels, as defined. In addition to paying interest on outstanding principal under the WF Credit Agreement, the Company is required to pay an unused revolver fee to lenders under the WF Credit Agreement in respect of unused commitments thereunder.

The WF Credit Agreement is guaranteed by all of the Company’s present and future subsidiaries, other than immaterial subsidiaries (as defined) and is secured by substantially all the assets of the Company. The WF Credit Agreement includes covenants that, among other things, restrict the Company’s ability and the ability of its subsidiaries to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; pay dividends; incur certain liens, sell or otherwise dispose of certain assets; enter into transactions with affiliates; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of the Company’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The WF Credit Agreement also contains financial covenants, including a senior leverage ratio, a total leverage ratio, a fixed charge coverage ratio and a minimum earnings level, as defined.

In connection with these transactions, the Company incurred a termination fee of $1,850 and wrote-off $2,240 of deferred financing costs relating to its prior Fortress Financing Agreement.

The Company is currently in compliance with all of the terms and conditions of its WF Credit Agreement, and management believes, based on its current financial projections and strategic initiatives, that the Company will be in compliance with covenants over the next twelve months.

Future Principal Repayments

Future principal repayments, including capital lease obligations, for the years ended December 31, and in aggregate are as follows:

Period	Amount
2012	$1,238
2013	$1,128
2014	$192
2015	$107
2016	$345,038
2017 and beyond	$—
$347,703

Capital Leases

Future minimum capital lease payments for the years ended December 31 and in aggregate are as follows:

Period	Amount
2012	$698
2013	493

56

Period	Amount
2014	209
2015	112
2016	39
2017 and thereafter	—
1,551
Less: imputed interest	(114)
1,437
Less: current portion	(638)
$799

12. Share Capital

The authorized share capital of the Company is as follows:

(a) Authorized Share Capital

Class A Shares

An unlimited number, subordinate voting shares, carrying one vote each, entitled to dividends equal to or greater than Class B shares, convertible at the option of the holder into one Class B share for each Class A share after the occurrence of certain events related to an offer to purchase all Class B shares.

Class B Shares

An unlimited number, carrying 20 votes each, convertible at any time at the option of the holder into one Class A share for each Class B share.

Preferred A Shares

An unlimited number, non-voting, issuable in series.

The Company has not paid dividends on any class of shares during the year ended December 31, 2009.

(b) 2011 Share Capital Transactions

During the year ended December 31, 2011, Class A share capital increased by $1,456. The Company issued 504,919 shares related to vested restricted stock, 113,085 shares related to the exercise of outstanding stock options and 130,932 shares related to the exercise of outstanding stock appreciation rights, increasing share capital by $5,577.

During 2011, the Company’s employees surrendered 230,262 Class A shares valued at $4,121 in connection with the required tax withholding from the vesting of various equity awards. The Company paid these withholding taxes on behalf of the related employees. These shares were subsequently retired and no longer remain outstanding as of December 31, 2011.

Additional paid-in capital decreased by $28,293 and was reclassified to changes in excess of capital. The decrease related to $4,468 for vesting of restricted stock and stock appreciation rights, $7,475 relating to transactions with noncontrolling interests, $21,511 of dividends paid and to be paid, $24,532 for changes in the redemption value of redeemable noncontrolling interests, and $23 for options exercised. These decreases were offset by $22,709 relating to an increase from stock-based compensation and $7,007 of acquisition purchase price adjustments.

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(c) 2010 Share Capital Transactions

During the year ended December 31, 2010, Class A share capital increased by $8,220. The Company issued 1,367,271 shares relating to vested restricted stock, 6,495 shares related to the exercise of outstanding stock options and 101,107 shares related to the exercise of outstanding stock appreciation rights, increasing share capital by $11,700.

During 2010, the Company’s employees surrendered 282,954 Class A shares valued at $3,480 in connection with the required tax withholding from the vesting of various equity awards. The Company paid these withholding taxes on behalf of the related employees. These shares were subsequently retired and no longer remain outstanding as of December 31, 2010.

Additional paid-in capital decreased by $9,174, of which $11,640 related to the vesting of restricted stock and stock appreciation rights, $7,603 relating to transactions with noncontrolling interests, dividends paid and to be paid of $10,194, changes in the redemption value of redeemable noncontrolling interests of $11,500. These decreases were offset by $14,954 relating to an increase from stock-based compensation and $16,809 transferred to charges in excess of capital.

(d) 2009 Share Capital Transactions

During the year ended December 31, 2009, Class A share capital increased by $4,999. The Company issued 620,393 shares related to vested restricted stock, 47,625 shares related to the exercise of outstanding stock options and 68,261 shares related to the exercise of outstanding stock appreciation rights, increasing share capital by $5,595.

During 2009, the Company’s employees surrendered 156,481 Class A shares valued at $596 in connection with the required tax withholding resulting from the vesting of various equity awards. The Company paid these withholding taxes on behalf of the related employees. These shares were subsequently retired and no longer remain outstanding as of December 31, 2009.

Additional paid-in capital decreased by $24,296, of which $31,653 related to the recording of existing put options (Note 2), $5,225 related to the vesting of restricted stock and stock appreciation rights, $923 related to acquisitions, and other charges of $215. These decreases were offset by $13,720 relating to increase from stock-based compensation.

(e) Employee Stock Incentive Plan

On May 26, 2005, the Company’s shareholders approved the Company’s 2005 Stock Incentive Plan (the “2005 Incentive Plan”). The 2005 Incentive Plan authorizes the issuance of awards to employees, officers, directors and consultants of the Company with respect to 2,000,000 shares of MDC Partners’ Class A Subordinate Voting Shares or any other security in to which such shares shall be exchanged. On June 1, 2007 and on June 2, 2009, the Company’s shareholders approved a total additional authorized Class A Shares of 2,500,000 to be added to the 2005 Incentive Plan for a total of 4,500,000 authorized Class A Shares. On May 30, 2008, the Company’s shareholders approved the 2008 Key Partner Incentive Plan, which provides for the issuance of 600,000 Class A Shares. On June 1, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan, which provides for the issuance of up to 2,000,000 Class A Shares. As of December 31, 2011, the Company has granted 200,000 Director options (of which 100,000 were forfeited), which option grants were for a ten-year term and vests over five (5) years from the grant date under the 2005 Incentive Plan.

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The following table summarizes information about time based and financial performance-based restricted stock and restricted stock unit awards granted under the 2005 Incentive Plan, 2008 Key Partner Incentive Plan and 2011 Stock Incentive Plan:

	Performance Based Awards		Time Based Awards
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2008	1,137,863	$8.05	829,531	$7.57
Granted	—	—	179,927	7.15
Vested	(545,747)	7.95	(74,646)	9.19
Forfeited	(34,158)	7.88	(10,652)	10.04
Balance at December 31, 2009	557,958	$8.17	924,160	$7.33
Granted	753,209	8.83	258,223	10.28
Vested	(804,300)	8.37	(562,971)	8.60
Forfeited	(4,944)	8.88	(3,345)	8.13
Balance at December 31, 2010	501,923	$8.83	616,067	$7.40
Granted	1,097,754	18.39	297,520	16.93
Vested	(217,697)	12.74	(287,234)	5.17
Forfeited	(1,423)	14.59	(41,454)	8.79
Balance at December 31, 2011	1,380,557	$15.81	584,899	$12.86

The total fair value of restricted stock and restricted stock unit awards, which vested during the year ended December 31, 2011, 2010 and 2009 was $8,269, $14,976 and $5,022, respectively. In connection with the vesting of these awards, the Company realized a tax deduction of $7,280, $3,431 and $414 in 2011, 2010 and 2009, respectively. At December 31, 2011, the weighted average remaining contractual life for performance based awards is 2.0 years and for time based awards is 1.7 years. At December 31 2011, the fair value of all restricted stock and restricted stock unit awards is $26,298. The term of these awards is three years with vesting up to three years. At December 31, 2011, the unrecognized compensation expense for these awards was $16,612 and will be recognized through 2014. At December 31, 2011, there are 2,511,742 awards available to grant.

The Company’s Board of Directors adopted the 2005 Incentive Plan as a replacement for MDC Partners’ Amended and Restated Stock Option Incentive Plan (the “Prior 2003 Plan”). Following approval of the 2005 Incentive Plan, the Company ceased making awards under the Prior 2003 Plan.

Prior to adoption of the 2005 Incentive Plan, the Company’s Prior 2003 Plan provided for grants of up to 1,890,786 options to employees, officers, directors and consultants of the Company. All the options granted were for a term of five years from the date of the grant and vest 20% on the date of grant and a further 20% on each anniversary date. In addition, the Company granted 534,960 options, on the privatization of Maxxcom, with a term of no more than 10 years from initial date of grant by Maxxcom and vest 20% in each of the first two years with the balance vesting on the third anniversary of the initial grant.

Information related to share option transactions grant under all plans over the past three years is summarized as follows:

	Options Outstanding		Options Exercisable
	Number Outstanding	Weighted Average Price per Share	Number Outstanding	Weighted Average Price per Share	Non Vested Options
Balance, December 31, 2008	458,835	$9.49	393,835	$9.69	65,000
Vested	—	—			(20,000)
Granted	—	—			—
Exercised	(47,625)	8.76			—
Expired and cancelled	(171,218)	12.22			—
Balance, December 31, 2009	239,992	$9.55	194,992	$9.64	45,000
Vested	—	—			(20,000)
Granted	—	—			—
Exercised	(6,495)	9.19			—
Expired and cancelled	(17,297)	17.08			—
Balance, December 31, 2010	216,200	$9.41	191,200	$9.41	25,000

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	Options Outstanding		Options Exercisable
	Number Outstanding	Weighted Average Price per Share	Number Outstanding	Weighted Average Price per Share	Non Vested Options
Vested	—	—			(20,000)
Granted	—	—			—
Exercised	(113,085)	8.94			—
Expired and cancelled	(15,034)	12.57			—
Balance, December 31, 2011	88,081	$9.12	83,081	$9.14	5,000

At December 31, 2011, the intrinsic value of vested options and the intrinsic value of all options was $352 and $375, respectively. For options exercised during 2011 and 2010, the Company received cash proceeds of $1,011 and $60, respectively. The Company did not receive any windfall tax benefits. The intrinsic value of options exercised during 2011 and 2010 was $900 and $20, respectively. At December 31, 2011, the weighted average remaining contractual life of all outstanding options was 4.1 years and for all vested options was 4.0 years. At December 31, 2011, the unrecognized compensation expense of all options was $14 and will be recognized through 2012.

Share options outstanding as of December 31, 2011 are summarized as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding Number	Weighted Average Contractual Life	Weighted Average Price per Share	Exercisable Number	Weighted Average Price per Share	Weighted Average Contractual Life
$5.16 – $7.74	7,365	0.53	$6.97	7,365	$6.97	0.53
$7.75 – $9.64	80,716	4.44	$9.32	75,716	$9.36	4.36

(f) Stock Appreciation Rights

During 2003, the Compensation Committee of the Board of Directors approved a stock appreciation rights (“SAR’s”) compensation program for senior officers and directors of the Company. SARS’s granted prior to 2006 have a term of four years, for SAR’s granted in 2006 and after they have a term of up to 10 years and all awards vest one-third on each anniversary date.

SAR’s granted and outstanding are as follows:

	SAR’s Outstanding		SAR’s Exercisable
	Weighted Average Number Outstanding	Weighted Average Price per Share	Number Outstanding	Price per Share	Non Vested SAR’s
Balance at December 31, 2008	245,000	$9.74	238,334	$9.80	6,666
Vested	—	—			(6,666)
Granted	3,744,686	3.76			3,744,686
Exercised	(172,759)	3.72			(172,759)
Expired and cancelled	(298,158)	8.22			(83,158)
Balance at December 31, 2009	3,518,769	$3.80	30,000	$8.18	3,488,769
Vested	—	—			(1,747,034)
Granted	—	—			—
Exercised	(187,666)	$4.19			(187,666)
Expired and cancelled	—				—
Balance at December 31, 2010	3,331,103	$3.78	1,777,034	$3.77	1,554,069
Vested	—	—			(290,089)
Granted	—	—
Exercised	(172,974)	4.23			(172,974)
Expired and cancelled	—	—			—
Balance at December 31, 2011	3,158,129	$3.75	2,067,123	$3.75	1,091,006

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At December 31, 2011, the aggregate amount of shares to be issued on vested SAR’s was 1,488,498 shares with an intrinsic value of $19,872 and for all outstanding SAR’s, the aggregate amount of shares to be issued was 2,272,588 with an intrinsic value of $30,407. During 2011, 2010 and 2009, the aggregate value of SAR’s exercised was $2,289, $1,147 and $407, respectively. The Company received tax deductions of $387 and $180 in 2011 and 2010, respectively. At December 31, 2011, the weighted average remaining contractual life of all outstanding SAR’s was 2.2 years and for all vested SAR’s was 2.2 years. At December 31, 2011, the unrecognized compensation expense of all SAR’s was $61 and will be recognized through 2012.

	SAR’s Outstanding			SAR’s Exercisable
Range of Exercise Prices	Outstanding Number	Weighted Average Contractual Life	Weighted Average Price per Share	Exercisable Number	Weighted Average Price per Share	Weighted Average Contractual Life
$3.72 – $6.60	3,148,129	2.17	$3.74	2,057,123	$3.72	2.17
$6.61 – $8.95	10,000	4.33	$8.95	10,000	$8.95	4.33

(h) Equity Value Appreciation Awards

In January 2011, the Company awarded 1,413,000 extraordinary Equity Value Appreciation Awards (“EVARs”) to its employees. These EVARs may result in the issuance of up to 1,413,000 restricted stock units and restricted stock shares (“RSUs”), but only upon the achievement of extraordinary stock performance targets. If issued the RSUs underlying the EVAR grant will vest on December 31, 2013.

The Company measured the fair value of EVARs using a lattice based model (Monte Carlo) on the grant date.

Information related to EVAR transactions over the past three years is summarized as follows:

	EVARs Outstanding		EVARs Exercisable
	Number Outstanding	Weighted Average Issuance Price per Share	Number Outstanding	Weighted Average Issuance Price per Share	Non Vested EVARs
Balance, December 31, 2010	—	$—	—	$—	—
Vested	—	—	—
Granted	1,413,000	23.00	—	—	1,413,000
Expired and cancelled	(45,000)	23.00	—	—	(45,000)
Balance, December 31, 2011	1,368,000	$23.00	—	$—	1,368,000

The grant date fair value of these EVARs was $13,240. At December 31, 2011, the weighted average remaining contractual life for these awards is two years. At December 31, 2011, the unrecognized compensation expense of these awards is $8,790 and will be recognized through 2013.

The Company has reserved a total of 3,137,227 Class A shares in order to meet its obligations under various conversion rights, warrants and employee share related plans. At December 31, 2011 there were 2,511,742 shares available for future option and similar grants.

13. Fair Value Measurements

Effective January 1, 2008, the Company adopted guidance regarding accounting for Fair Value Measurements. This guidance defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The statement indicates, among other things, that a fair value measurement assumes a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

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In order to increase consistency and comparability in fair value measurements, the guidance establishes a hierarchy for observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

On a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Measurements based on undiscounted cash flows are considered to be level 3 inputs. During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment at the reporting unit level. For each acquisition, the Company performed a detailed review to identify intangible assets and a valuation is performed for all such identified assets. The Company used several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. The amounts allocated to assets acquired and liabilities assumed in the acquisitions were determined using level three inputs. Fair value for property and equipment was based on other observable transactions for similar property and equipment. Accounts receivable represents the best estimate of balances that will ultimately be collected, which is based in part on allowance for doubtful accounts reserve criteria and an evaluation of the specific receivable balances.

The following tables present certain information for our financial assets that is measured at fair value on a recurring basis at December 31, 2011 and 2010:

	Level 1 2011		Level 1 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Long term debt	$344.4	$367.4	$283.2	$323.7

Our long term debt includes fixed rate debt. The fair value of this instrument is based on quoted market prices.

The following table presents changes in Deferred Acquisition Consideration.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2011	2010
Beginning Balance of contingent payments	$98,534	$29,654
Payments	(26,656)	(23,285)
Grants	46,292	92,383
Redemption value adjustments	13,416	(779)

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	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2011	2010
Transfers to fixed payments	(1,467)	—
Foreign translation adjustment	(360)	561
Ending Balance of contingent payments	$129,759	$98,534

In addition to the above amounts, there are fixed payments of $7,464 and $9,457 for total deferred acquisition consideration of $137,223 and $107,991, which reconciles to the consolidating financial statements at December 31, 2011 and 2010, respectively.

Level 3 payments relate to payments made for deferred acquisition consideration. Level 3 grants relate to contingent purchase price obligations related to acquisitions. The Company records the initial liability of the estimated present value. The estimated liability is determined in accordance with various contractual valuation formulas that may be dependent on future events, such as the growth rate of the earning of the relevant subsidiary during the contractual period, and, in some cases, the currency exchange rate of the date of payment. Level 3 redemption value adjustments relate to the remeasurement and change in these various contractual valuation formulas as well as adjustments of present value.

14. Gain on Sale of Assets and Other

The gain on sale of assets and other for the years ended December 31 were as follows:

	2011	2010	2009
Other income (expense)	$191	$364	$(38)
Gain (loss) on disposition of assets	(75)	17	(53)
	$116	381	(91)

15. Segment Information

The Company’s segment reporting is consistent with the current manner of how the Chief Operating Decision Maker (“CODM”) and the Board of Directors view the business. The Company is focused on expanding its capabilities in database marketing and data analytics in order to position the Company for future business development efforts and revenue growth.

In order to position this strategic focus along the lines of how the CODM and management will base their business decisions, the Company reports two segments. Decisions regarding allocation of resources are made and will be made based not only on the individual operating results of the subsidiaries but also on the overall performance of the reportable segments. These reportable segments are the aggregation of various reporting segments.

The Company reports in two segments plus corporate. The segments are as follows:

•	The Strategic Marketing Services segment includes Crispin Porter & Bogusky and kirshenbaum bond senecal + partners among others. This segment consists of integrated marketing consulting services firms that offer a full complement of marketing consulting services including advertising and media, marketing communications including direct marketing, public relations, corporate communications, market research, corporate identity and branding, interactive marketing and sales promotion. Each of the entities within the Strategic Marketing Services Group share similar economic characteristics, specifically related to the nature of their respective services, the manner in which the services are provided and the similarity of their respective customers. Due to the similarities in these businesses, they exhibit similar long term financial performance and have been aggregated together.

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•	The Performance Marketing Services segment includes our firms that provide consumer insights to satisfy the growing need for targetable, measurable solutions or cost effective means of driving return on marketing investment. These services interface directly with the consumer of a client’s product or service. Such services include the design, development, research and implementation of consumer service and direct marketing initiatives. Each of the entities within the Performance Marketing Services Group share similar economic characteristics specifically related to the nature of their respective services, the manner in which the services are provided, and the similarity of their respective customers. Due to the similarities in these businesses, the services provided to the customer and they exhibit similar long term financial performance and have been aggregated together.

The significant accounting policies of these segments are the same as those described in the summary of significant accounting policies included in the notes to the consolidated financial statements. The Company continues to evaluate its Corporate Group and the services provided by the Corporate Group to the operating segments. The Company has determined that additional amounts should be allocated to the operating segments based on additional services provided in 2009. The Company will continue to evaluate the services and amount of time spent directly on the operating segments business operations, and adjust accordingly.

	For the Year Ended December 31, 2011
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$608,022	$332,411	$—	$940,433
Cost of services sold	425,316	245,048	—	670,364
Office and general expenses	137,824	45,323	35,432	218,579
Depreciation and amortization	22,378	17,020	826	40,224
Operating profit (Loss)	22,504	25,020	(36,258)	11,266
Other income (Expense):
Other income, net				116
Foreign exchange loss				(1,677)
Interest expense, net				(41,716)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(32,011)
Income tax expense				41,735
Loss from continuing operations before equity in affiliates and noncontrolling interests				(73,746)
Equity in earnings of affiliates				213
Loss from continuing operations				(73,533)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(2,754)
Net loss				(76,287)
Net income attributable to noncontrolling interests	(6,414)	(1,973)	—	(8,387)
Net (loss) attributable to MDC Partners Inc.				$(84,674)
Stock-based compensation	$5,149	$3,695	$14,813	$23,657
Capital expenditures from continuing operations	$11,647	$4,782	$6,929	$23,358
Goodwill and intangibles	$426,034	$237,190	$—	$663,224
Total assets	$627,268	$380,825	$47,652	$1,055,745

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	For the Year Ended December 31, 2010
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$438,941	$249,885	$—	$688,826
Cost of services sold	288,916	183,202	—	472,118
Office and general expenses	90,495	38,230	22,291	151,016
Depreciation and amortization	17,917	15,873	368	34,158
Operating profit (Loss)	41,613	12,580	(22,659)	31,534
Other income (Expense):
Other income, net				381
Foreign exchange gain				69
Interest expense, net				(33,192)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(1,208)
Income tax recovery				(165)
Loss from continuing operations before equity in affiliates and noncontrolling interests				(1,043)
Equity in earnings of affiliates				866
Loss from continuing operations				(177)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(4,885)
Net loss				(5,062)
Net income attributable to noncontrolling interests	(7,211)	(3,167)	—	(10,378)
Net (loss) attributable to MDC Partners Inc.				$(15,440)
Stock-based compensation	$7,282	$1,992	$7,233	$16,507
Capital expenditures from continuing operations	$6,476	$4,010	$610	$11,096
Goodwill and intangibles	$367,856	$213,765	$—	$581,621
Total assets	$552,383	$322,520	$39,445	$914,348

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	For the Year Ended December 31, 2009
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$370,615	$165,876	$—	$536,491
Cost of services sold	220,657	127,586	—	348,243
Office and general expenses	87,633	25,584	18,091	131,308
Depreciation and amortization	25,518	8,278	428	34,224
Operating Profit (Loss)	36,807	4,428	(18,519)	22,716
Other Income (Expense):
Other expense, net				(91)
Foreign exchange loss				(1,956)
Interest expense, net				(21,646)
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest				(977)
Income tax expense				8,536
Loss from continuing operations before equity in affiliates and noncontrolling interests				(9,513)
Equity in loss of affiliates				(8)
Loss from continuing operations				(9,521)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(3,237)
Net loss				(12,758)
Net income attributable to noncontrolling interests	(4,851)	(715)	—	(5,566)
Net loss attributable to MDC Partners Inc.				$(18,324)
Stock-based compensation	$8,742	$868	$5,834	$15,444
Capital expenditures from continuing operations	$3,617	$657	$239	$4,513
Goodwill and intangibles	$277,992	$58,355	$—	$336,347
Total assets	$430,959	$112,780	$60,780	$604,519

A summary of the Company’s long-lived assets, comprised of fixed assets, goodwill and intangibles, net, as at December 31, is set forth in the following table.

	United States	Canada	Other	Total
Long-lived Assets
2011	$39,555	$7,003	$1,179	$47,737
2010	$32,354	$7,606	$1,093	$41,053
Goodwill and Intangible Assets
2011	$577,388	$85,836	$—	$663,224
2010	$495,133	$86,488	$—	$581,621

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A summary of the Company’s revenue as at December 31 is set forth in the following table.

	United States	Canada	Other	Total
Revenue:
2011	$755,316	$152,374	$32,743	$940,433
2010	$573,723	$97,452	$17,651	$688,826
2009	$447,326	$80,124	$9,041	$536,491

16. Related Party Transactions

(a)	The Company incurred fees and paid cash incentive awards totaling $3,375, $1,343 and $3,495 in 2011, 2010 and 2009, respectively, relating to companies controlled by the Chairman and Chief Executive Officer (“CEO”) of the Company in respect of services rendered pursuant to a management services agreement and incentive plans.

On April 27, 2007, the Company entered into a new Management Services Agreement (the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Mr. Nadal continues to provide services to the Company as its Chief Executive Officer. The Services Agreement has a three-year term with automatic one-year extensions. Pursuant to the Services Agreement, the annual base compensation for Mr. Nadal’s services was increased to $1,500, effective April 27, 2010. The Services Agreement also provides for an annual bonus with a targeted payout of up to 250% of the base compensation. The Company also makes an annual cash payment of $500 in respect of retirement benefits, employee health benefits and perquisites. In addition, in the discretion of the Compensation Committee, the Company may grant long term equity incentives with a grant-date value of up to 300% of the then current base retainer. In addition during 2011, 2010 and 2009, in accordance with the Services Agreement, Mr. Nadal repaid to the Company an additional $102, $95 and $95, respectively, of loans due to the Company.

(b)	Pursuant to the amended Services Agreement, the Company agreed to provide to its CEO, Miles S. Nadal a special bonus of C$10,000 ($10,088) upon the first to occur of (i) the average market price of the Company’s Class A subordinate voting shares is C$30 ($30) per share or more for more than 20 consecutive trading days (measured as of the close of trading on each applicable date) or (ii) a change of control of the Company. This bonus is payable until the date that is three years after the date on which Mr. Nadal is no longer employed by the Company for any reason. The after-tax proceeds of such bonus are to be applied first as repayment of any outstanding loans due to the Company from this officer and his related companies in the amount of C$5,953 (US$5,853), as at December 31, 2011, which has been reserved for in the Company’s accounts. These loans have no stated maturity date.

(c)	In 2000, the Company purchased 1,600,000 shares in Trapeze Media Limited (“Trapeze”) for $215. At the same time, the Company’s CEO purchased 4,280,000 shares of Trapeze for $576, the Company’s former Chief Financial Officer and a Managing Director of the Company each purchased 50,000 Trapeze shares for $7 and a Board Member of the Company purchased 75,000 shares of Trapeze for $10. In 2001, the Company purchased an additional 1,250,000 shares for $161, and the Company’s CEO purchased 500,000 shares for $64. In 2002, the Company’s CEO purchased 3,691,930 shares of Trapeze for $470. All of these purchases were made at identical prices (C$.20/share). In 2003, the Company and the CEO exchanged their units in Trapeze for non-voting shares and entered into a voting trust agreement.

During 2010 and 2009, Trapeze provided services to certain subsidiaries, the total amount of such services provided were $70 and $105, respectively. In addition, in 2011, 2010 and 2009, a subsidiary provided Trapeze with $390, $300 and $304 of services, respectively. Trapeze did not provide any services to MDC or its subsidiaries in 2011.

17. Commitments, Contingencies and Guarantees

Deferred Acquisition Consideration. In addition to the consideration paid by the Company in respect of certain of its acquisitions at closing, additional consideration may be payable, or may be potentially payable based on the achievement of certain threshold levels of earnings. See Note 2 and Note 4.

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Put Options. Owners of interests in certain subsidiaries have the right in certain circumstances to require the Company to acquire either a portion of or all of the remaining ownership interests held by them. The owners’ ability to exercise any such “put option” right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during the period 2011 to 2018. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.

The amount payable by the Company in the event such rights are exercised is dependent on various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary during that period, and, in some cases, the currency exchange rate at the date of payment.

Management estimates, assuming that the subsidiaries owned by the Company at December 31, 2011, perform over the relevant future periods at their 2011 earnings levels, that these rights, if all exercised, could require the Company, in future periods, to pay an aggregate amount of approximately $29,040 to the owners of such rights to acquire such ownership interests in the relevant subsidiaries. Of this amount, the Company is entitled, at its option, to fund approximately $3,644 by the issuance of share capital. In addition, the Company is obligated under similar put option rights to pay an aggregate amount of approximately $88,096 only upon termination of such owner’s employment with the applicable subsidiary or death (including $9,707 that are within the Company’s control). The ultimate amount payable relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when and if these rights are exercised. The aggregate amount of these options is $117,136, of which $107,429 has been recorded on the balance sheet at December 31, 2011 and is included in Redeemable Noncontrolling Interests.

Natural Disasters. Certain of the Company’s operations are located in regions of the United States and Caribbean which typically are subject to hurricanes. During the year ended December 31, 2011, 2010 and 2009, these operations did not incur any costs related to damages resulting from hurricanes.

Guarantees. In connection with certain dispositions of assets and/or businesses in 2001 and 2003, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years.

In connection with the sale of the Company’s investment in CDI, the amounts of indemnification guarantees were limited to the total sale price of approximately $84,000. For the remainder, the Company’s potential liability for these indemnifications are not subject to a limit as the underlying agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events.

Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.

For guarantees and indemnifications entered into after January 1, 2003, in connection with the sale of the Company’s investment in CDI, the Company has estimated the fair value of its liability, which was insignificant.

Legal Proceedings. The Company’s operating entities are involved in legal proceedings of various types. While any litigation contains an element of uncertainty, the Company has no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on the financial condition or results of operations of the Company.

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Commitments. At December 31, 2011, the Company has $5,830 of undrawn outstanding letters of credit. In addition, the Company has commitments to fund investments in an aggregate amount of $3,900.

Leases. The Company and its subsidiaries lease certain facilities and equipment. Gross premises rental expense amounted to $26,867 for 2011, $18,429 for 2010 and $16,004 for 2009, which was reduced by sublease income of $555 in 2011, $277 in 2010 and $59 in 2009. Where leases contain escalation clauses or other concessions, the impact of such adjustments is recognized on a straight-line basis over the minimum lease period.

Minimum rental commitments for the rental of office and production premises and equipment under non-cancellable leases net of sublease income, some of which provide for rental adjustments due to increased property taxes and operating costs for 2011 and thereafter, are as follows:

Period	Amount
2012	$26,878
2013	25,948
2014	22,161
2015	19,863
2016	17,237
2017 and thereafter	52,114
$164,201

At December 31, 2011, the total future cash to be received on sublease income is $8,411.

18. New Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”) Under ASU 2011-05, an entity will have the option to present comprehensive income on the income statement or as a separate financial statement. ASU 2011-05 is effective January 1, 2012 and requires retrospective adoption. The Company has adopted ASU 2011-05 as of December 31, 2011.

In April 2010, the FASB issues ASU 2010-17, “Revenue Recognition-Milestone Method.” ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. The amendments in ASU 2010-17 are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption did not have a material impact on our financial statements.

In April 2010, the FASB issued ASU 2010-13, “Compensation — Stock Compensation Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of this standard did not have an effect on our results of operation or our financial position.

In October 2009, the FASB issued revised guidance on the topic of Multiple — Deliverable Revenue Arrangements. The revised guidance amends certain accounting for revenue with multiple deliverables. In particular when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, the revised guidance allows use of a best estimate of the selling price to allocate the arrangement consideration among them. This guidance is effective for the first quarter of 2011, with early adoption permitted. The adoption did not have a material impact on our financial statements.

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19. Quarterly Results of Operations (Unaudited) (Restated for Discontinued Operations)

The following table sets forth a summary of the Company’s consolidated unaudited quarterly results of operations for the years ended December 31, 2011 and 2010, in thousands of dollars, except per share amounts.

	Quarters
	First	Second	Third	Fourth
Revenue:
2011	$213,671	$236,958	$235,706	$254,098
2010	$133,956	$167,560	$176,339	$210,971
Cost of services sold:
2011	$155,891	$159,790	$173,526	$181,157
2010	$95,504	$115,011	$121,349	$140,254
Income (loss) from continuing operations:
2011	$(6,149)	$4,531	$(16,910)	$(55,005)
2010	$(8,195)	$(2,270)	$(8,132)	$18,420
Net income (loss) attributable to MDC Partners Inc.:
2011	$(8,685)	$1,323	$(19,574)	$(57,738)
2010	$(10,186)	$(5,805)	$(10,918)	$11,469
Income (loss) per common share:
Basic
Continuing operations:
2011	$(0.28)	$0.06	$(0.65)	$(1.94)
2010	$(0.33)	$(0.16)	$(0.34)	$0.44
Net income (loss):
2011	$(0.31)	$0.05	$(0.67)	$(1.97)
2010	$(0.37)	$(0.21)	$(0.38)	$0.40
Diluted
Continuing operations:
2011	$(0.28)	$0.06	$(0.65)	$(1.94)
2010	$(0.33)	$(0.16)	$(0.34)	$0.40
Net income (loss):
2011	$(0.31)	$0.04	$(0.67)	$(1.97)
2010	$(0.37)	$(0.21)	$(0.38)	$0.36

The above revenue, cost of services sold, and income (loss) from continuing operations have primarily been affected by acquisitions, divestitures and discontinued operations.

Historically, with some exceptions, the Company’s fourth quarter generates the highest quarterly revenues in a year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur.

Income (loss) from continuing operations and net loss have been affected as follows:

•	The fourth quarter of 2011 includes non-cash stock based compensation charges of $5,837.

•	The fourth quarter of 2010 includes non-cash stock based compensation charges of $3,203.

•	The fourth quarter of 2011 includes deferred acquisition adjustments of $11,757 and an additional deferred tax valuation allowance of $47,422.

•	The fourth quarter of 2010 includes income of $3,753 for deferred acquisition consideration adjustments.

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